Exhibit-99.1

GALENA BIOPHARMA, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
AND OTHER FINANCIAL INFORMATION

In order to provide Galena Biopharma, Inc. (“we,” “us,” “our,” “Galena” or the “company”) with the flexibility to file with the Securities and Exchange Commission (the “Commission”) a registration statement for a public offering of securities prior to filing its Annual Report on Form 10-K for the year ended December 31, 2015, the Commission’s rules require that the most recently filed annual financial statements be recast to reflect any subsequent changes in accounting principles or presentation that are being applied retrospectively. As a result, the Company has recast some of the financial information presented in its Annual Report on Form 10-K/A for the year ended December 31, 2014 (filed with the Commission on March 5, 2015) (the “2014 Form 10-K/A”) to reflect certain changes in accounting principles or basis of presentation that are being applied retrospectively.

Specifically, the Company has recast its consolidated financial statements as of December 31, 2014 and 2013 and for each of the years then ended and the related Management’s Discussion and Analysis of Results of Operations and Financial Condition, to reflect the Company’s retrospective application of Financial Accounting Standards Board Statement of Topic 205-20 - Discontinued Operations for the presentation of the commercial business as held for sale and in discontinued operations in the accompanying financial statements. These changes have already been reflected in the Company’s most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 (filed with the Commission on November 9, 2015) (the “September 2015 Form 10-Q”). Except as related to the transactions and matters that have led to the recast financial information presented herein, the disclosures contained herein have not been updated for other transactions and/or events from those disclosures contained in the Company’s 2014 Form 10-K; accordingly, the financial information herein should be read in connection with the Company’s recently filed September 2015 Form 10-Q.

ITEM 6. SELECTED FINANCIAL DATA

	Years Ended December 31,
	2014	2013	2012	2011	2010
Operating expenses:
Research and development (1)	$27,674	$20,424	$14,614	$3,851	$7,873
General, and administrative (1)	16,226	8,065	6,585	8,635	8,752
Non-operating income (loss) (1)	15,616	(41,786)	(13,178)	9,079	4,632
Loss from continuing operations (1)	(28,284)	(71,327)	(33,325)	(3,407)	(11,993)
Loss from continuing operations per share (1)	(0.24)	(0.79)	(0.53)	(0.09)	(0.67)
	As of December 31,
	2014	2013	2012	2011	2010
Total assets (1)	$80,488	$87,976	$54,986	$30,968	$7,476
Total debt (1)	8,402	9,892	—	—	—
Other long-term obligations (1)	11,704	11,874	11,311	9,654	20
Total stockholders' equity (1)	37,059	5,886	27,756	10,112	2,430

(1) See Note 4 of the notes to the consolidated financial statements for discussion of our spin-off of RXi activities being classified as discontinued operations in the consolidated statements of expenses for 2012 and 2011. The net assets of RXi were removed from the consolidated balances sheet as of the date of the spin-off and were recorded as an equity distribution. The selected financial data referenced for the years ended December 31, 2012 and 2011 are exclusive of RXi activities.

See "Management's Discussion and Analysis of Financial Condition and Results of Operations" below, and the consolidated financial statements and accompanying notes and previously filed Annual Reports on Form 10-K for further information regarding our consolidated results and financial position for periods reported herein and for known factors that will impact comparability of future results.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion in conjunction with the consolidated financial statements and the notes to consolidated financial statements included elsewhere in this annual report. This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For a discussion of indicators of forward-looking statements and specific important factors that could cause actual results to differ materially from those contained in forward-looking statements, see “Risk Factors” under Part I — Item 1A of this annual report. This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section should be read and interpreted in light of such factors. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those discussed below and elsewhere in this annual report.
You may have difficulty evaluating our business, because we completed a partial spin off of RXi on April 26, 2012. Since the partial spin-off, our financial statements have no longer reflected the consolidated financial condition and results of operations of RXi, and we have accounted for our partial ownership of RXi based on the cost method of accounting. In addition, during the quarter ended September 30, 2015 the company completed a strategic review of the company's commercial business including the ongoing sale, distribution and marketing of our two commercial products, Abstral® (fentanyl) Sublingual Tablets and Zuplenz® (ondansetron) Oral Soluble Film (our “commercial business” asset group). As a result of the review, we made a determination to sell or otherwise dispose of our commercial business. These actions caused the company to meet the relevant criteria for reporting the company's commercial business as held for sale and in discontinued operations. For these reasons, the historical consolidated financial information included in this annual report do not necessarily reflect the financial condition, results of operations or cash flows that we will achieve in the future.

Overview

Galena Biopharma, Inc. (“we,” “us,” “our,” “Galena” or the “company”) is a biopharmaceutical company committed to the development and commercialization of targeted oncology therapeutics that address major unmet medical needs. Galena’s development portfolio is focused primarily on addressing the rapidly growing patient populations of cancer survivors by harnessing the power of the immune system to prevent cancer recurrence. The Company’s pipeline consists of multiple mid- to late-stage clinical assets, including novel cancer immunotherapy programs led by NeuVax™ (nelipepimut-S), and GALE-301. NeuVax is currently in a pivotal, Phase 3 clinical trial with several concurrent Phase 2 trials ongoing both as a single agent and in combination with other therapies. GALE-301 is in a Phase 2a clinical trial in ovarian and endometrial cancers and in a Phase 1b given sequentially with GALE-302.
We are seeking to build value for shareholders through pursuit of the following objectives:

•
Develop novel cancer immunotherapies to address unmet medical needs through the use of peptide-based vaccines targeting well-established tumor antigens. One of our key strategies is to target the adjuvant, minimum residual disease setting, in high risk patients who are more likely to benefit from treatment via immunotherapy. Our immunotherapy programs are currently targeting two key areas: secondary prevention to seek to significantly decrease the risk of disease recurrence in breast cancer, gastric cancer, endometrial and ovarian cancers; and a planned trial transitioning earlier in the breast cancer spectrum via primary prevention.

•
Expand our development pipeline by enhancing the clinical and geographic footprint of our technologies. We can accomplish this through the initiation of new clinical trials as well as through acquisition of additional development stage products in oncology indications.

•
Leverage valuable partnerships and collaborations, as well as investigator-sponsored trial arrangements, to maximize the scope of potential clinical opportunities in a cost effective and efficient manner.

•
Focus our resources on our valuable and expanding clinical development programs. On November 19, 2015, we sold our Abstral® (fentanyl) Sublingual Tablets product, and we have determined to sell or otherwise dispose of our Zuplenz (ondansetron) Oral Soluble Film product and to cease our commercial operations to seek to maximize value to our shareholders.

Critical Accounting Policies and Estimates

Use of Estimates

The preparation of our financial statements requires management to make estimates, allocations and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates, including those related to impairment of goodwill and long-lived assets, accrued liabilities, net revenue, and certain expenses. Our estimates about the carrying values of assets and liabilities that are not readily apparent from other sources are based on historical experience and on other assumptions believed to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. Additionally, the financial information included here may not necessarily reflect the financial position, operating results, changes in our invested equity and cash flows in the future.

Our significant accounting policies are summarized in the notes to our consolidated financial statements. We believe the following critical accounting policies involve significant judgments and estimates used in the preparation of our financial statements.

Net Revenue

The company recognizes revenue from the sale of Abstral. Revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred and title has passed, (iii) the price is fixed or determinable and (iv) collectability is reasonably assured.

The Abstral product is sold through the company’s commercial business. The company’s 2015 decision and commitment to pursue a plan to sell or otherwise divest the company’s commercial business caused the company to meet the relevant criteria for reporting the commercial operations as held for sale and in discontinued operations. As a result, net revenue from Abstral product sales is reflected in discontinued operations in the accompanying financial statements. The planned sale or divestiture of the company’s commercial business will result in a significant decrease in our reported revenue.

Abstral product is sold to wholesale pharmaceutical distributors and retail pharmacies in the United States , or collectively, our "customers," subject to rights of return. During the year ended December 31, 2013, we began recognizing Abstral product sales at the time title transfers to our customer, and providing for an estimate of future product returns. Revenue from product sales is recorded net of provisions for estimated returns, prompt pay discounts, wholesaler discounts, rebates, chargebacks, patient assistance program rebates and other deductions as needed. Refer to Note 1 of the notes to the consolidated financial statements for a detailed description of these reserves.

Research and Development Expenses

Research and development costs are expensed as incurred. Included in research and development costs are wages, benefits and other operating costs, facilities, supplies, external services and overhead related to our research and development departments, and clinical trial expenses.

Clinical trial expenses include direct costs associated with contract research organizations ("CROs"), as well as well as patient-related costs at sites at which our trials are being conducted.

Direct costs associated with our CROs are generally payable on a time and materials basis, or when certain enrollment and monitoring milestones are achieved. Expense related to a milestone is recognized in the period in which the milestone is achieved or in which we determine that it is more likely than not that it will be achieved.

The invoicing from clinical trial sites can lag several months. We accrue these site costs based on our estimate of upfront set-up costs upon the screening of the first patient at each site, and the patient related costs based on our knowledge of patient enrollment status at each site.

Stock-Based Compensation

We follow the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation — Stock Compensation” (“ASC 718”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees, non-employee directors, and consultants, including employee stock options. Stock compensation expense based on the grant date fair value estimated in accordance with the provisions of ASC 718 is recognized as an expense over the requisite service period.

For stock options granted as consideration for services rendered by non-employees, we recognize compensation expense in accordance with the requirements of FASB ASC Topic 505-50 (“ASC 505-50”), “Equity Based Payments to Non—Employees.” Non-employee option grants that do not vest immediately upon grant are recorded as an expense over the vesting period of the underlying stock options. At the end of each financial reporting period prior to vesting, the value of these options, as calculated using the Black-Scholes option-pricing model, will be re-measured using the fair value of our common stock and the non-cash compensation recognized during the period will be adjusted accordingly. Since the fair market value of options granted to non-employees is subject to change in the future, the amount of the future compensation expense will include fair value re-measurements until the stock options are fully vested.

The fair value of each option grant is estimated using the Black-Scholes option-pricing model, with the following weighted average assumptions to determine the fair value of all its stock options granted:

	2014	2013
Risk free interest rate	2.01%	1.57%
Volatility	79.37%	77.98%
Expected lives (years)	6.16	6.25
Expected dividend yield	0.00%	0.00%

The company’s expected common stock price volatility assumption is based upon the volatility of a basket of companies that we consider comparable to us. The expected life assumptions for employee grants were based upon the simplified method provided for under ASC 718-10, which averages the contractual term of the options of ten years with the average vesting term of four years for an average of six years. The expected life assumptions for non-employees were based upon the contractual terms of the options. The dividend yield assumption of zero is based upon the fact that the company has never paid cash dividends and presently has no intention of paying cash dividends in the future. The risk-free interest rate used for each grant was also based upon prevailing short-term interest rates.

The company has an estimated annualized forfeiture rate of 15.0% for options granted to employees, and 8.0% for options granted to senior management and no forfeiture rate for directors. The company will record additional expense if the actual forfeitures are lower than estimated and will record a recovery of prior expense if the actual forfeiture rates are higher than estimated.

Derivative Financial Instruments

During the normal course of business, from time to time, we issue warrants and options to vendors as consideration to perform services. We may also issue warrants as part of a debt or equity financing. We do not enter into any derivative contracts for speculative purposes.

We recognize all derivatives as assets or liabilities measured at fair value with changes in fair value of derivatives reflected as current period income or loss unless the derivatives qualify for hedge accounting and are accounted for as such. During the year ended December 31, 2013, we issued warrants to purchase approximately 7,000,000 shares of common stock, in connection with equity transactions. There were no warrants issued during the year ended December 31, 2014 in connection with equity transactions. In accordance with ASC Topic 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Stock” (“ASC 815-40”), the value of these warrants is required to be recorded as a liability, as the holders have an option to put the warrants back to us in certain events, as defined, and the warrants are determined not to be indexed to the company’s own stock.

The derivative liabilities are remeasured each period end to the estimated fair value. The fair value of our derivative liabilities is estimated using the appropriate pricing model, with the following assumptions at December 31:

	2014	2013
Risk free interest rate	NA	0.11% – 1.61%
Volatility	NA	66.85% – 73.45%
Expected lives (years)	NA	0.59 – 4.72
Expected dividend yield	NA	0.00%

The company’s expected common stock price volatility assumption is based upon the volatility of a basket of companies that we consider comparable to us. The expected life assumptions for the warrants is estimated to coincide with the contractual terms of the warrants.

Business Combinations and Asset Purchases

We allocate the purchase price of our acquisitions to the assets and liabilities acquired, including identifiable intangible assets, based on their respective fair values at the date of acquisition. Some of the items, including property and equipment, other intangible assets, certain accrued liabilities and other reserves require a degree of management judgment. Certain estimates may change as additional information becomes available. Management finalizes the purchase price allocation within 12 months of the acquisition date as certain initial accounting estimates are resolved.

Goodwill, Other Intangible Assets and Impairment of Long-Lived Assets

Goodwill and Intangible Assets — Goodwill and indefinite-lived intangible assets are not amortized but are tested annually for impairment at the reporting unit level, or more frequently if events and circumstances indicate impairment may have occurred. Factors the company considers important that could trigger an interim review for impairment include, but are not limited to, the following:

•	significant changes in the manner of its use of acquired assets or the strategy for its overall business;

•	significant negative industry or economic trends;

•	significant decline in stock price for a sustained period; and

•	significant decline in market capitalization relative to net book value.

Goodwill and other intangible assets with indefinite lives are evaluated for impairment first by a qualitative assessment to determine the likelihood of impairment. If it is determined that impairment is more likely than not, the company will then proceed to the two step impairment test. The first step is to compare the fair value of the reporting unit to the carrying amount of the reporting unit (the “First Step”). If the carrying amount exceeds the fair value, a second step must be followed to calculate impairment (the “Second Step”). Otherwise, if the fair value of the reporting unit exceeds the carrying amount, the goodwill is not considered to be impaired as of the measurement date. In its review of the carrying value of the goodwill for its single reporting unit and its indefinite-lived intangible assets, the company determines fair values of its goodwill using the market approach, and its indefinite-lived intangible assets using the income approach.

Intangible assets not considered indefinite-lived are reviewed for impairment when facts or circumstances suggest that the carrying value of these assets may not be recoverable. The company’s policy is to identify and record impairment losses, if necessary, on intangible product rights when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

The company performed its review for impairment using the qualitative assessment for both goodwill and indefinite-lived intangible assets, and has determined that there has been no impairment to these assets as of December 31, 2014.

Acquisitions and In-Licensing — For all in-licensed products and technologies, we perform an analysis to determine whether we hold a variable interest or a controlling financial interest in a variable interest entity. On the basis of our interpretations and conclusions, we determine whether the acquisition falls under the purview of variable interest entity accounting and if so, consider the necessity to consolidate the acquisition. As of December 31, 2014, we determined there were no variable interest entities required to be consolidated.

The acquisition of the Abstral U.S. rights has been accounted for as an asset acquisition and not a business combination. The purchase price, including transaction costs, was recorded as an intangible asset related to the license and distribution rights acquired in the transaction. No other significant assets or liabilities were acquired or assumed in the transaction.

The Company met the relevant criteria for reporting the commercial operations as held for sale as of September 30, 2015, and as a result, assessed the commercial asset group for impairment pursuant to ASC Topic 360, Property, Plant, and Equipment. The net carrying value of the commercial asset group was compared to its fair value as of September 30, 2015. The Company determined that the fair value using a risk adjusted net present value of deal consideration received from bids from potential acquirers. The Company determined that the carrying value exceeded its fair value and as a result recorded an $8.1 million impairment charge on assets classified as held for sale in the quarterly period ended September 30, 2015.

Refer to Note 15 of the notes to the consolidated financial statements for further information regarding the acquisition of Abstral U.S. rights and Note 20 as to our reporting the commercial operations as held for sale and in discontinued operations.

Valuation of Contingent Purchase Price Consideration

Acquisitions may include contingent consideration payments based on the achievement of certain future financial performance measures of the acquired company (earn-out). Contingent consideration is required to be recognized at fair value as of the acquisition date. We estimate the fair value of these liabilities based on financial projections of the acquired companies and estimated probabilities of achievement. We believe our estimates and assumptions are reasonable; however, there is significant judgment involved. We evaluate, on a routine, periodic basis, the estimated fair value of the contingent consideration and changes in estimated fair value, subsequent to the initial fair value estimate at the time of the acquisition, are reflected in income or expense in the consolidated statements of comprehensive loss. Changes in the fair value of contingent consideration obligations may result from changes in discount periods and rates, changes in the timing of development milestones achieved and changes in probability assumptions with respect to the likelihood of achieving the various earnout criteria. Any changes in the estimated fair value of contingent consideration may have a material impact on our operating results.

Legal Fees and Insurance Recoveries

There can be a significant time lag between the time that legal fees are incurred and the insurance reimbursement available to offset the related costs. The legal costs are recorded in the period they are incurred, and the insurance recoveries for those costs are recorded in the period when the insurance reimbursement is deemed probable.

Results of Operations for the Years Ended December 31, 2014, 2013 and 2012

For the year ended December 31, 2014, our net loss was $36.6 million compared with net losses of $76.7 million and $35.0 million for the years ended December 31, 2013 and 2012, respectively. Loss from continuing operations for the year ended December 31, 2014, was $28.3 million compared with losses from continuing operations of $71.3 million and $33.3 million for the years ended December 31, 2013 and 2012, respectively.

During the third quarter of 2015, the company completed its strategic review and concluded to solely focus its resources on its development pipeline and our management and board of directors committed to pursue a plan to sell or otherwise divest the company’s commercial business. These actions caused the company to meet the relevant criteria for reporting the company’s commercial business as held for sale and in discontinued operations. Discontinued operations for the years ended December 31, 2014 and 2013 is comprised of the revenue, expenses, gains and losses of our commercial business. Our loss from discontinued operations for the year ended December 31, 2014 was $8.3 million compared with $5.4 million for the year ended December 31, 2013.

Our loss from discontinued operations for the year ended December 31, 2012 consists of costs and expenses of RXi prior to its spin-off from Galena. Since the partial spin-off of RXi on April 26, 2012, our financial statements have no longer reflected the consolidated financial condition and results of operations of RXi, and we have accounted for our partial ownership of RXi based on the cost method of accounting.

Further analysis of the changes and trends in our operating results are discussed below.

Research and Development Expense

Research and development expense consists primarily of clinical trial expenses and compensation-related costs for our employees dedicated to research and development activities, compensation paid to our Scientific Advisory Board (“SAB”) members, and licensing fees and patent prosecution costs. Research and development expense for the years ended December 31, 2014 and 2013 were as follows (dollars in thousands):

	Year Ended December 31,
	2014	2013	% Change
Research and development expense	$27,674	$20,424	35%

The increase in research and development expense in 2014 was primarily related to the ramp-up of our Phase 3 PRESENT clinical trial and the related enrollment efforts. We expect research and development expense related to our PRESENT trial to remain at current levels through the first quarter of 2015, and then begin to decrease throughout 2015 as we complete the enrollment phase of the trial and transition to the monitoring and follow-up phase. The expected decrease in costs could be partially offset by the increase in research and development expense related to the continued enrollment in our NeuVax combination trials, our GALE-301 Phase 2 clinical trial and the GALE-401 program.

Research and development expense for the years ended December 31, 2013 and 2012 were as follows (dollars in thousands):

	Year Ended December 31,
	2013	2012	% Change
Research and development expense	$20,424	$14,614	40%

The increase in research and development expense in 2013 was primarily related to the ramp-up of our Phase 3 PRESENT clinical trial and the related enrollment efforts.

General and Administrative Expense

Selling, general and administrative expense includes compensation-related costs for our employees dedicated to sales and marketing, general and administrative activities, legal fees, audit and tax fees, consultants and professional services, and general corporate expenses. Selling, general and administrative expense for the years ended December 31, 2014 and 2013 were as follows (dollars in thousands):

	Year Ended December 31,
	2014	2013	% Change
General and administrative expense	$16,226	$8,065	101%

The year-over-year increase was significantly impacted by legal expenses related to the ongoing litigation and proceedings described in Part I, Item 3 of this report, which were approximately $7 million in 2014. We exceeded the retention (deductible) under our insurance policy during the third quarter of 2014, and therefore realized insurance recoveries of $2 million that partially offset these fees. The increase in selling, general and administrative expense in 2014 was also due to additional personnel expenses for corporate support of our commercial operations.

Selling, general and administrative expense for the years ended December 31, 2013 and 2012 was as follows (dollars in thousands):

	Year Ended December 31,
	2013	2012	% Change
General and administrative expense	$8,065	$6,585	22%

Selling, general and administrative expense increased during the year ended December 31, 2013, primarily due an increase of $0.7 million in non-cash stock-based compensation as well as additional personnel expenses for corporate support for the launch of commercial operations in 2013. There were no material legal expenses related to litigation or proceedings during 2013 and 2012.

Non-Operating Income (Expense)

Non-operating expense for the year ended December 31, 2014 and 2013 was as follows (dollars in thousands):

	Year Ended December 31,
	2014	2013	% Change
Non-operating income (expense)	$15,616	$(41,786)	(137)%

The increase to our non-operating income in 2014 was primarily due to a $60.6 million decrease in the fair value of warrants accounted for as liabilities. This decrease in the estimated fair value of our warrant liabilities was primarily due to the decrease in our common stock price, which declined from $4.96 per share as of January 1, 2014 to $1.51 per share as of December 31, 2014, which is one of the most impactful inputs into the pricing model we use to estimate the fair value of our warrant liabilities. In addition to the decrease to the warrant liabilities, in 2013 there were $3.9 million in realized gains on the sale of marketable securities. There were no such sales in 2014.

The increase in non-operating income was partially offset by an increase of $0.3 million in interest expense. We incurred $1.1 million and $0.8 million in interest expense in 2014 and 2013, respectively, related to the debt financing we completed in May 2013.

Non-operating income (expense) for the year ended December 31, 2013 and 2012 was as follows (dollars in thousands):

	Year Ended December 31,
	2013	2012	% Change
Non-operating income (expense)	$(41,786)	$(13,178)	217%

The increase to our non-operating expense in 2013 was primarily due to a $33.2 million increase in the fair value of warrants accounted for as liabilities. This increase in the estimated fair value of our warrant liabilities was primarily due to the increase in our common stock price, which rose from $1.59 per share as of January 1, 2013 to $4.96 per share as of December 31, 2013, which is one of the most impactful inputs into the pricing model we use to estimate the fair value of our warrant liabilities. We also incurred $0.8 million in interest expense related to the debt financing we completed in May 2013. No such expense was incurred in 2012.

The increases to the warrant liabilities and interest expense were partially offset by realized gains on the sale of marketable securities of $3.9 million, with no such sales occurring in 2012, and a decrease in the loss on the change in the fair value of our contingent purchase price consideration.

Income Taxes

For the years ended December 31, 2013 and 2012, we recognized an income tax expense of $1.1 million and an income tax benefit of $1.1 million, respectively. This expense (benefit) offsets the tax impact related to the unrealized loss (gain) on our marketable securities, which is presented as other comprehensive income, net of tax, on our condensed consolidated statement of comprehensive loss. During 2013, we reclassified the entire amount of unrealized gain on marketable securities into net loss as we liquidated all of our marketable securities. There was no income tax expense or benefit during the year ended December 31, 2014. We continue to maintain a full valuation allowance against our net deferred tax assets.

Loss from Discontinued Operations

During the quarter ended September 30, 2015, we conducted a strategic review of our commercial business and operations, and as a result of that review have decided to sell or otherwise divest our commercial business. We believe this disposition will allow us to focus our resources on our valuable and expanding clinical development programs and maximize the value of these assets to our shareholders. Our loss from discontinued operations for the year ended December 31, 2014 was $8.3 million compared with $5.4 million for the year ended December 31, 2013.

Our loss from discontinued operations for the year ended December 31, 2012 consists of costs and expenses of RXi prior to its spin-off from Galena. Since the partial spin-off of RXi on April 26, 2012, our financial statements have no longer reflected the consolidated financial condition and results of operations of RXi, and we have accounted for our partial ownership of RXi based on the cost method of accounting.
The following table represents the components attributable to the commercial business in 2014 and 2013 and the spin-off of RXi in 2012 that are presented in the consolidated statements of comprehensive loss as discontinued operations (in thousands):

	2014	2013	2012
Net revenue	$9,319	$2,487	$—
Cost of revenue	(1,403)	(520)	—
Amortization of certain acquired intangible assets	(440)	(131)	—
Research and development	(680)	(651)	(1,325)
Selling, general, and administrative	(15,118)	(6,536)	(293)
Non-operating income (loss)	—	—	(26)
Loss from discontinued operations	$(8,322)	$(5,351)	$(1,644)

The 2014 and 2013 discontinued operations are comprised of the net revenue, cost of revenue, and expenses attributable to our commercial operations, which we plan to sell or otherwise divest.

•Net Revenue included in discontinued operations comprises revenue from the sale of Abstral, which were provided by our commercial operations.

•Cost of revenue included in discontinued operations consists of direct products costs and related overhead, Abstral royalties based on net revenue, inventory obsolescence, and other direct costs.
•Research and development expense included in discontinued operations in 2014 and 2013 consists of expenses related to our Abstral RELIEF trial and other product stability costs.

•Selling, general and administrative included in discontinued operations in 2014 and 2013 consists of all other expenses of our commercial operations that are required in order to market and sell our marketed products. These expenses include all personnel related costs, marketing, data, consulting, legal, consulting, and other outsider services necessary to support the commercial operations.

Liquidity and Capital Resources

We had cash and cash equivalents of approximately $23.7 million as of December 31, 2014, compared with $47.8 million as of December 31, 2013.

The decrease of approximately $24.1 million in cash and cash equivalents from December 31, 2013 to December 31, 2014 was attributable to $42.9 million net cash used in operating activities, $3.1 million cash paid for Zuplenz rights, $2.4 million paid for the acquisition of GALE-401, and $1.8 million principle payments on long-term debt. The decrease was partially offset by $15.3 million cash received from the exercise of common stock options and warrants and $10.7 million net proceeds received from the sale of common stock.

On November 18, 2014, we entered into a purchase agreement with Lincoln Park Capital, LLC (LPC) under which LPC initially purchased $5.0 million of our common stock at a price of $2.00 per share. Under the purchase agreement, at our sole discretion, we may sell up to an additional $50 million of our common stock to LPC over the 36-month term of the purchase agreement, subject to certain conditions and limitations. LPC agrees in the purchase agreement to not cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of our common stock and to purchase our common stock at times determined by us. In consideration for entering into the agreement, we issued 631,221 shares of our common stock to LPC as a commitment fee.

In addition to the LPC’s initial purchase of our common stock under the purchase agreement, during 2014, we received net proceeds of $8.5 million from LPC’s subsequent purchases of a total of 4.6 million shares of our common stock, excluding the commitment fee shares. We also received $2.3 million in net proceeds from the sale of a total of 1.4 million shares of our common stock under our At Market Issuance Sales Agreements (ATM). We expect to continue to rely upon sales of our common stock under the LPC purchase agreement and the ATM, or other sales of equity securities, in order to fund our operations in 2015.

We expect to continue to incur operating losses as we continue to advance our product candidates through the drug development and regulatory process. We believe that our existing cash and cash equivalents, funding available under our LPC purchase agreement and ATM, should be sufficient to fund our operations for at least one year.

Net Cash Flow from Operating Activities

Net cash used in operating activities was approximately $42.9 million for the year ended December 31, 2014, compared with $28.9 million for the year ended December 31, 2013. The increase of approximately $13.9 million resulted primarily from an increase in research and development activities related to our Phase 3 PRESENT trial, legal expenses related to ongoing litigation and proceedings, and increased headcount across all departments in 2014.

Net Cash Flow from Investing Activities

Net cash used in investing activities was $5.5 million for the year ended December 31, 2014, compared with $12.0 million for the year ended December 31, 2013. The decrease was primarily due to acquisition of Abstral for $15 million during the year ended December 31, 2013, which was partially offset by proceeds from the sale of marketable securities. During the year ended December 31, 2014, we paid $3.1 million for Zuplenz rights in the U.S. Both Abstral and Zuplenz are products in our commercial business. During the third quarter of 2015, the company completed its strategic review and concluded to solely focus its resources on its development pipeline and our management and board of directors committed to pursue a plan to sell or otherwise divest the company’s commercial business. These actions caused the company to meet the relevant criteria for reporting the company’s commercial business as held for sale and in discontinued operations.

Net Cash Flow from Financing Activities

Net cash provided by financing activities was $24.3 million for the year ended December 31, 2014, compared with $55.9 million for the year ended December 31, 2013. In 2014, we received proceeds of $10.7 million from the issuance of common stock and $15.3 million from the exercise of common stock options and warrants, partially offset by $1.8 million in principal payments on long-term debt. In 2013, we received proceeds from the issuance of common stock in September 2013 of $37.5 million, $9.9 million of net proceeds from the first tranche of our long-term debt financing in the second quarter of 2013, as well as $8.5 million from the exercise of common stock options and warrants. There were no principal payments on long-term debt in 2013.

Contractual Obligations

The following table sets forth our contractual obligations as of December 31, 2014 (in thousands):

	Payment Due by Period
	Less than 1 Year	1 to 3 Years	3 to 5 Years	Total
Long-term debt (1)	$4,451	$5,001	$—	$9,452
Cancelable license agreements (2)	325	700	7,515	8,540
Non-cancelable employment agreements (2)	300	928	—	1,228
Non-cancelable operating leases (2)	72	157	152	381
Total	$5,148	$6,786	$7,667	$19,601

(1) Long-term debt payments presented are comprised of principal and interest payments. See Note 7 of the notes to the consolidated financial statements for additional information on our long-term debt.

(2) See Note 8 of the notes to the consolidated financial statements for additional information on the referenced contractual obligations.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet financing arrangements other than operating leases.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

GALENA BIOPHARMA, INC.

FORM 10-K — FISCAL YEAR ENDED DECEMBER 31, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Galena Biopharma, Inc.

We have audited the accompanying consolidated balance sheets of Galena Biopharma, Inc. (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive loss, stockholders’ equity, and cash flows for the years the ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Galena Biopharma, Inc. as of December 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Moss Adams LLP

Portland, Oregon
March 5, 2015, except for the effects of discontinued operations and subsequent events discussed in Note 20 - Discontinued Operations and Note 21 - Subsequent Events to the consolidated financial statements, as to which the date is December 4, 2015.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Galena Biopharma, Inc.
Portland, Oregon

We have audited the accompanying consolidated statements of comprehensive loss, stockholders’ equity, and cash flows of Galena Biopharma, Inc. (the “Company”) for the year ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Galena Biopharma, Inc. for the year ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

March 12, 2013
Seattle, Washington

GALENA BIOPHARMA, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$23,650	$47,787
Restricted cash	200	200
Prepaid expenses	1,237	130
Current assets held for sale	27,013	20,668
Total current assets	52,100	68,785
Equipment and furnishings, net	285	314
GALE-401 rights	9,255	—
In-process research and development	12,864	12,864
Goodwill	5,897	5,898
Deposits and other assets	87	115
Total assets	$80,488	$87,976
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,886	$1,907
Accrued expenses and other current liabilities	8,885	4,841
Fair value of warrants potentially settleable in cash	5,383	48,965
Current portion of long-term debt	3,910	2,149
Current liabilities held for sale	7,169	4,611
Total current liabilities	27,233	62,473
Deferred tax liability	5,053	5,053
Contingent purchase price consideration	6,651	6,821
Long-term debt, net of current portion	4,492	7,743
Total liabilities	43,429	82,090
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value; 200,000,000 shares authorized, 130,146,341 shares issued and 129,471,341 shares outstanding at December 31, 2014; 125,000,000 shares authorized, 110,100,701 shares issued and 109,425,701 outstanding at December 31, 2013	12	10
Additional paid-in capital	256,377	188,600
Accumulated deficit	(215,481)	(178,875)
Less treasury shares at cost, 675,000 shares	(3,849)	(3,849)
Total stockholders’ equity	37,059	5,886
Total liabilities and stockholders’ equity	$80,488	$87,976
See accompanying notes to consolidated financial statements.

GALENA BIOPHARMA, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Amounts in thousands, except share and per share data)

	For the Year Ended December 31,
	2014	2013	2012
Costs and expenses:
Research and development	$27,674	$20,424	$14,614
Selling, general and administrative	16,226	8,065	6,585
Total costs and expenses	43,900	28,489	21,199
Operating loss	(43,900)	(28,489)	(21,199)
Non-operating income (expense):
Gain (loss) on warrant exchange	16,556	(44,001)	(10,775)
Interest income (expense), net	(1,110)	(807)	(33)
Other income (expense)	170	3,022	(2,370)
Total non-operating income (expense), net	15,616	(41,786)	(13,178)
Loss from continuing operations before income taxes	(28,284)	(70,275)	(34,377)
Income tax expense (benefit)	—	1,052	(1,052)
Loss from continuing operations	(28,284)	(71,327)	(33,325)
Loss from discontinued operations	(8,322)	(5,351)	(1,644)
Net loss	$(36,606)	$(76,678)	$(34,969)
Net loss per common share:
Basic and diluted per share, continuing operations	$(0.24)	$(0.79)	$(0.53)
Basic and diluted loss per share, discontinued operations	$(0.07)	$(0.06)	$(0.03)
Basic and diluted net loss per share	$(0.31)	$(0.85)	$(0.56)
Weighted-average common shares outstanding: basic and diluted	119,388,366	90,181,501	62,480,666
Comprehensive loss
Net loss	$(36,606)	$(76,678)	$(34,969)
Reclassification of unrealized gain upon sale of marketable securities	—	(2,678)	—
Unrealized gain on marketable securities	—	—	2,678
Tax effect of reclassification of unrealized gain upon sale of marketable securities	—	1,052	—
Tax effect of unrealized gain on marketable securities	—	—	(1,052)
Total comprehensive loss	$(36,606)	$(78,304)	$(33,343)
See accompanying notes to consolidated financial statements.

GALENA BIOPHARMA, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
(Amounts in thousands, except share amounts)

	Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Treasury Stock	Total
	Shares Issued	Amount
Balance at December 31, 2011	47,811,453	$5	$81,184	$—	$(67,228)	$(3,849)	$10,112
Issuance of common stock	25,486,960	2	36,376	—	—	—	36,378
Common stock warrants issued in connection with 2012 common stock offering	—	—	(7,286)	—	—	—	(7,286)
Issuance of common stock in exchange for services	288,285	—	364	—	—	—	364
Issuance of common stock upon the exchange and exercise of warrants including reclassification of $10,843 in warrant liability upon exercise	8,433,003	1	16,550	—	—	—	16,551
Repurchase of common stock warrants	—	—	(266)	—	—	—	(266)
Issuance of common stock in connection with employee stock purchase plan	234,350	—	93	—	—	—	93
Stock based compensation for directors and employees	—	—	794	—	—	—	794
Stock based compensation for services	—	—	600	—	—	—	600
Exercise of stock options	25,937	—	21	—	—	—	21
Issuance of common stock in settlement of contingent purchase price consideration	1,315,849	—	1,579	—	—	—	1,579
Net liabilities distributed in connection with the RXi spin-off	—	—	2,159	—	—	—	2,159
Unrealized gain on marketable securities, net of tax benefit of $1,052	—	—	—	1,626	—	—	1,626
Net loss	—	—	—	—	(34,969)	—	(34,969)
Balance at December 31, 2012	83,595,837	$8	$132,168	$1,626	$(102,197)	$(3,849)	$27,756
Issuance of common stock	20,125,000	2	37,537	—	—	—	37,539
Common stock warrants issued in connection with September 2013 common stock offering	—	—	(8,238)	—	—	—	(8,238)
Issuance of common stock upon exercise of warrants	5,320,669	—	22,064	—	—	—	22,064
Issuance of common stock in settlement of contingent purchase price consideration	492,988	—	1,247	—	—	—	1,247
Issuance of common stock warrants with long-term debt financing	—	—	351	—	—	—	351
Issuance of common stock in exchange for services	99,998	—	211	—	—	—	211
Issuance of common stock in connection with employee stock purchase plan	52,532	—	163	—	—	—	163
Stock based compensation for directors and employees	—	—	1,886	—	—	—	1,886
Stock based compensation for services	—	—	644	—	—	—	644
Reclassification of unrealized gain upon the sale of marketable securities, net of tax of $1,052	—	—	—	(1,626)	—	—	(1,626)
Exercise of stock options	413,677	—	567	—	—	—	567
Net loss	—	—	—	—	(76,678)	—	(76,678)
Balance at December 31, 2013	110,100,701	$10	$188,600	$—	$(178,875)	$(3,849)	$5,886

GALENA BIOPHARMA, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
(Amounts in thousands, except share amounts)

	Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Treasury Stock	Total
	Shares Issued	Amount
Issuance of common stock	6,633,008	$1	$10,704	$—	$—	$—	$10,705
Issuance of common stock under milestone achievement	4,381,215	—	9,340	—	—	—	9,340
Issuance of common stock upon exercise of warrants	5,467.027	1	37,741	—	—	—	37,742
Issuance of common stock in connection with employee stock purchase plan	114,630	—	263	—	—	—	263
Stock based compensation for directors and employees	—	—	5,253	—	—	—	5,253
Stock based compensation for services	—	—	134	—	—	—	134
Exercise of stock options	3,449,760	—	4,342	—	—	—	4,342
Net loss	—	—	—	—	(36,606)	—	(36,606)
Balance at December 31, 2014	130,146,341	$12	$256,377	$—	$(215,481)	$(3,849)	$37,059

See accompanying notes to consolidated financial statements.

GALENA BIOPHARMA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the Year Ended December 31,
	2014		2013		2012
Cash flows from operating activities:
Cash flows from continuing operating activities:
Net loss from continuing operations	$(28,284)		$(71,327)		$(33,325)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	362		286		49
Gain on sale of marketable securities	—		(3,911)		—
Deferred taxes	—		1,052		(1,052)
Non-cash stock-based compensation	4,666		2,307		1,394
Fair value of common stock issued in exchange for services	—		211		364
Change in fair value of common stock warrants	(16,556)		44,001		10,775
Change in fair value of contingent consideration	(170)		926		2,370
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(1,078)		437		(396)
Accounts payable	(21)		(69)		641
Accrued expenses and other current liabilities	4,044		2,811		(149)
Net cash used in continuing operating activities	(37,037)		(23,276)		(19,329)
Cash flows from discontinued operating activities:
Net loss from discontinued operations	(8,322)		(5,351)		(1,644)
Changes in operating assets and liabilities attributable to discontinued operations	2,490		(302)		—
Net cash used in discontinued operating activities	(5,832)		(5,653)		(1,644)
Net cash used in operating activities	(42,869)		(28,929)		(20,973)
Cash flows from investing activities:
Change in restricted cash	—		(99)		—
Cash paid for acquisition of GALE-401	(2,415)		—		—
Proceeds from sale of marketable securities	—		3,911		—
Cash paid for purchase of equipment and furnishings	(57)		(320)		—
Net cash used in continuing investing activities	(2,472)		3,492		—
Net cash used in discontinued investing activities	(3,056)	—	(15,532)	—	(87)
Net cash used in investing activities	(5,528)		(12,040)		(87)
Cash flows from financing activities:
Net proceeds from issuance of common stock	10,704		37,539		36,378
Cash paid for repurchase of warrants	—		—		(266)
Net proceeds from exercise of stock options	4,342		567		21
Proceeds from exercise of warrants	10,717		7,815		5,708
Proceeds from common stock issued in connection with ESPP	263		163		93
Net proceeds from issuance of RXi convertible notes payable	—		—		500
Net proceeds from issuance of long-term debt	—		9,865		—
Principal payments on long-term debt	(1,766)		—		—
Net cash provided by financing activities	24,260		55,949		42,434
Net increase in cash and cash equivalents	(24,137)		14,980		21,374
Cash and cash equivalents at the beginning of period	47,787		32,807		11,433
Cash and cash equivalents at end of period	$23,650		$47,787		$32,807

	For the Year Ended December 31,
	2014	2013	2012
Supplemental disclosure of cash flow information:
Cash received during the periods for interest	$15	$19	$1
Cash paid during the periods for interest	$800	$547	$1
Supplemental disclosure of non-cash investing and financing activities:
Fair value of warrants issued in connection with common stock recorded as cost of equity	$—	$8,238	$7,286
Net liabilities distributed to common stock holders in the RXi spin-off, net of cash transferred	$—	$—	$2,246
Reclassification of warrant liabilities upon exercise	$27,026	$14,249	$10,843
Common stock issued in settlement of contingent purchase price consideration	$—	$1,247	$1,579
Change in fair value of marketable securities before settlement	$—	$(2,678)	$2,678
Issuance of common stock in settlement of GALE-401 milestone	$6,840	$—	$—
Fair value of shares issued to acquire Zuplenz rights	$2,500	$—	$—
Future obligations for Zuplenz rights included in accrued expenses	$2,716	$—	$—

See accompanying notes to consolidated financial statements.

GALENA BIOPHARMA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Business and Basis of Presentation

Overview

Galena Biopharma, Inc. (“we,” “us,” “our,” “Galena” or the “company”) is a biopharmaceutical company focused on developing and commercializing innovative, targeted oncology therapeutics that address major medical needs across the full spectrum of cancer care. Galena’s development portfolio ranges from mid- to late-stage clinical assets, including a robust immunotherapy program led by NeuVax™ (nelipepimut-S) currently in an international, Phase 3 clinical trial. The company’s commercial drugs include Abstral® (fentanyl) Sublingual Tablets and Zuplenz® (ondansetron) Oral Soluble Film. Collectively, Galena’s clinical and commercial strategy focuses on identifying and advancing therapeutic opportunities to improve cancer care, from direct treatment of the disease to the reduction of its debilitating side-effects.

Develop Novel Cancer Immunotherapies

Our targeted cancer immunotherapy approach is based upon preventing recurrence of cancer, which is becoming increasingly important as the number of cancer survivors continues to grow. Once a patient’s tumor becomes metastatic, the outcome is most often fatal, making the prevention of recurrence a potentially critical component of overall patient care. Our programs primarily target patients in the adjuvant (after-surgery) setting who have relatively healthy immune systems, but may still have minimal residual disease.

Our therapies utilize a peptide combined with the immune adjuvant, recombinant human granulocyte macrophage-colony stimulating factor (rhGM-CSF), and work by harnessing the patient’s own immune system to seek out and attack any residual cancer cells. Using peptide immunogens has many potential clinical advantages, including a favorable safety profile, since these drugs may lack the toxicities typical of most cancer therapies. They also have the potential to evoke long-lasting protection through activation immune system and a convenient, intradermal mode of delivery. We are currently engaged in multiple clinical trials with NeuVax™ (nelipepimut-S) and GALE-301, or Folate Binding Protein (FBP), targeting the prevention of recurrence in breast, gastric, ovarian and endometrial cancers.

NeuVax™ (nelipepimut-S), our lead product candidate, is a targeted cancer immunotherapy and is being developed for the prevention of cancer recurrence in human epidermal growth factor receptor (HER2) expressing cancers. NeuVax is the immunodominant nonapeptide derived from the extracellular domain of the HER2 protein, a well-established target for therapeutic intervention in breast and gastric carcinomas. The NeuVax vaccine is combined with GM-CSF for injection under the skin, or intradermal administration. Data has shown that an increased presence of circulating tumor cells (CTCs) may predict Disease Free Survival (DFS) and Overall Survival (OS) - suggesting a dormancy of isolated micrometastases, which, over time, may lead to recurrence. After binding to the HLA A2 or A3 molecules on antigen presenting cells, the nelipepimut-S sequence stimulates specific cytotoxic T lymphocyte (CTLs). These activated CTLs recognize, neutralize and destroy, through cell lysis, HER2 expressing cancer cells, including occult cancer cells and micrometastatic foci. The nelipepimut immune response can also generate CTLs to other immunogenic peptides through inter- and intra-antigenic epitope spreading.

We have multiple trials currently ongoing for NeuVax. For our pivotal, Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax Treatment) trial, NeuVax is targeting the 30,000-40,000 of the 230,000 female breast cancer patients annually diagnosed in the U.S. who are at a higher risk of their breast cancer recurring, which we refer to as “disease recurrence,” after achieving “no evidence of disease” (NED) status, (or becoming a “survivor”) with standard-of-care therapy (surgery, chemotherapy, radiation). These high-risk patients have a particular molecular signature and disease status: HER2 IHC 1+/2+ (oncoprotein associated with aggressive tumor growth), node positive (disease present in the axillary lymph nodes prior to surgery), and HLA A2/A3 (human leukocyte antigen from A2/A3 patients who have the same loci of genes which represents approximately 65% of population). Up to 25% of resectable, node-positive breast cancer patients, having no radiographic evidence of disease following surgery and adjuvant chemo/radiation therapy, are expected to relapse within three years following diagnosis. The prognosis upon recurrence is very poor. These cancer patients presumably still had isolated, undetected tumor CTCs which led to a recurrence of cancer in the breast (local recurrence) or in another location (metastatic disease).

GALENA BIOPHARMA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

We currently have a number of ongoing or planned clinical trials designed to expand the clinical and geographical footprint of NeuVax:

•
Phase 3 Ongoing: Our Phase 3 PRESENT (Prevention of Recurrence in Early- Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax Treatment) study is enrolling HER2 1+ and 2+ patients under a Special Protocol Assessment (SPA) granted by the U.S. Food and Drug Administration (FDA). The multinational, multicenter, randomized, double-blinded PRESENT trial is ongoing in North America, Western and Eastern Europe, and Israel. Additional information on the study can be found at www.neuvax.com.

•
Phase 2b Ongoing: A randomized, multicenter, investigator-sponsored, 300 patient Phase 2b clinical trial is enrolling HER2 1+/2+ node-positive and high-risk node-negative breast cancer patients to study NeuVax in combination with Herceptin® (trastuzumab; Genentech/Roche) in the adjuvant setting.

•
Phase 2 Ongoing: An investigator-sponsored trial is ongoing to study NeuVax in combination with Herceptin. The study will enroll 100 patients in neoadjuvant, node positive and negative HER2 IHC 3+ patients or HER2 gene-amplified breast cancer patients who are HLA A2+ or HLA A3+ and are determined to be at high-risk for recurrence. Partial funding for this trial comes from the Department of Defense (DoD) through the Congressionally Directed Medical Research Program (CDMRP) via legislation known as the Defense Appropriations Act. The grant was awarded under a Breast Cancer Research Program (BCRP) Breakthrough Award given to the lead investigator for the trial.

•
Phase 2 Planned: In January 2014, we partnered with Dr. Reddy’s Laboratories, Ltd. in India for the commercialization of NeuVax in that region. Dr. Reddy’s is responsible for running a Phase 2 gastric cancer trial of NeuVax in India that is expected to initiate in 2016.

Our second immunotherapy product candidate, GALE-301, targets folate binding protein receptor-alpha, a well-validated therapeutic target, which is highly over-expressed (20-80 fold) in ovarian, endometrial and breast cancers. GALE-301 is an immunogenic peptide and can stimulate CTLs to recognize and destroy FBP-expressing cancer cells. GALE-301 consists of an FBP peptide combined with GM-CSF, and is currently in a Phase 2a clinical trial for the prevention of recurrence in patients with ovarian and endometrial cancers. Current treatments for these diseases are principally with chemotherapeutic agents and patients suffer a high recurrence rate; and, most patients relapse with an extremely poor prognosis. Preliminary promising results from the Phase 2a clinical trial of GALE-301 were presented in November 2014 at the Society for Immunotherapy of Cancer conference and showed a 38% reduction in relative risk of recurrence, and that the agent was well-tolerated with primarily Grade 1 and 2 toxicities and elicited a strong in vivo immune response. We expect to present top line data from the Phase 2a trial mid-year 2015.

Expand Our Development Pipeline

In January 2014, we announced the acquisition of the worldwide rights to anagrelide controlled release (CR), which we renamed GALE-401, through our acquisition of Mills Pharmaceuticals, LLC. GALE-401 contains the active ingredient anagrelide, an FDA-approved product, for the treatment of patients with myeloproliferative neoplasms (MPNs) to lower abnormally elevated platelet levels. The currently available immediate release (IR) version of anagrelide causes adverse events that are believed to be dose and plasma concentration dependent. Therefore, reducing the maximum concentration (Cmax) is hypothesized to reduce the side effects, but preserve efficacy.

Multiple Phase 1 studies in 98 healthy subjects have shown GALE-401 reduces the Cmax of anagrelide following oral administration, appears to be well tolerated at the doses administered, and to be capable of reducing platelet levels. The Phase 1 program provided the desired PK/PD (pharmacokinetic/pharmacodynamic) profile to enable the initiation of the ongoing Phase 2 proof-of-concept trial. The Phase 2 trial enrolled 18 patients in the United States for the treatment of thrombocytosis, or elevated platelet counts in patients with MPNs. Phase 2 top-line safety and efficacy data will be presented this year. Based on a regulatory meeting with the FDA, Galena believes a 505(b)(2) regulatory filing is an acceptable pathway for development and potential approval of GALE-401, with the reference drug Agrylin® (anagrelide; Shire Pharmaceuticals).

GALENA BIOPHARMA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

In the future, we may pursue selective strategic alliances and acquisitions of other cancer treatments to complement or add to our existing cancer product pipeline.

Maintain Commercial Capabilities

We have established an oncology commercial portfolio to support its development pipeline in a number of key strategic areas in the United States.

Our first commercial product, Abstral® (fentanyl) Sublingual Tablets, is an important treatment option for inadequately controlled breakthrough cancer pain (BTcP), which affects more than 50% of all cancer patients. Abstral is approved by the FDA, and is a sublingual (under the tongue) tablet for the management of breakthrough pain in patients with cancer, 18 years of age and older, who are already receiving, and who are tolerant to, opioid therapy for their persistent baseline cancer pain. The Abstral formulation delivers the analgesic power and increased bioavailability of micronized fentanyl in a convenient sublingual tablet which is designed to dissolve under the tongue in seconds and provide relief of breakthrough pain within minutes. Abstral is a transmucosal immediate release fentanyl (TIRF) product with product class oversight by the TIRF Risk Evaluation and Mitigation Strategy (REMS) access program. Abstral is manufactured for us by contract manufacturers and we distribute and sell Abstral in the U.S. through our commercial organization.

In July 2014 we expanded our commercial portfolio through the licensing of our second commercial product, Zuplenz® (ondansetron) Oral Soluble Film, from MonoSol Rx, LLC. Zuplenz is approved by the FDA in adult patients for the prevention of highly and moderately emetogenic chemotherapy-induced nausea and vomiting (CINV), radiotherapy-induced nausea and vomiting (RINV), and post-operative nausea and vomiting (PONV). Zuplenz is also approved in pediatric patients treated with moderately emetogenic CINV. Nausea and vomiting are two of the most common side-effects experienced by post-surgery patients and patients receiving chemotherapy or radiation. It is estimated that up to 90% of chemotherapy and up to 80% of radiotherapy patients will experience CINV and RINV, respectively.

Zuplenz utilizes MonoSol’s proprietary PharmFilm® technology, an oral soluble film that dissolves on the tongue in less than 30 seconds. Zuplenz eliminates the burden of swallowing pills during periods of emesis, may be advantageous for patients with oral irritation, and may increase patient adherence and the patient's ability to keep the medication down without vomiting. The active pharmaceutical ingredient in Zuplenz, ondansetron, belongs to a class of medications called serotonin 5-HT3 receptor antagonists and works by blocking the action of serotonin, a natural substance that may cause nausea and vomiting. Ondansetron is the most widely prescribed drug in this class of anti-emetics, and used broadly across the oncology spectrum. MonoSol will exclusively manufacture Zuplenz for us for sale in the U.S. through our commercial organization.

Basis of Presentation and Significant Accounting Policies

The accompanying consolidated financial statements included herein have been prepared by Galena pursuant to the generally accepted accounting principles (GAAP)). Unless the context otherwise indicates, references in these notes to the “company,” “we,” “us” or “our” refer (i) to Galena, our wholly owned subsidiary, Apthera, Inc., or “Apthera,” and our wholly owned subsidiary, Mills Pharmaceuticals, Inc. or "Mills."

Discontinued Operations - As described in Note 20, we met the relevant criteria for reporting our commercial business as held for sale and in discontinued operations in the accompanying financial statements as of December 31, 2014 and 2013 and for the years then ended, pursuant to FASB Topic 205-20, Presentation of Financial Statements - Discontinued Operations, and FASB Topic 360, Property, Plant, and Equipment.

Uses of Estimates in Preparation of Financial Statements — The preparation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from those estimates.

Principles of Consolidation — The consolidated financial statements include the accounts of Galena and its wholly owned subsidiaries. All material intercompany accounts have been eliminated in consolidation.

GALENA BIOPHARMA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Reclassifications — Certain prior year amounts have been reclassified to conform to current year presentation. These reclassifications had no effect on net loss per share.

Cash and Cash Equivalents — The company considers all highly liquid debt instruments with an original maturity of 90 days or less to be cash equivalents. Cash equivalents consist primarily of amounts invested in money market accounts and demand deposits.

Restricted Cash — Restricted cash consists of certificates of deposit on hand with the company’s financial institutions as collateral for its corporate credit cards.

Fair Value of Financial Instruments — The carrying amounts reported in the balance sheet for cash equivalents, marketable securities, accounts receivable, accounts payable, and capital leases approximate their fair values due to their short-term nature and market rates of interest.

Accounts Receivable - The company maintains credit limits for all customers based upon several factors, including but not limited to financial condition and stability, payment history, published credit reports and use of credit references. Management performs analysis to evaluate accounts receivables to ensure recorded amounts reflect estimated net realizable value. Accounts receivable are classified as current assets held for sale as detailed in Note 20.

Inventories — Inventories are stated at the lower of cost or market value and are determined using the first-in, first-out ("FIFO") method. Inventories consist of Abstral work-in-process and finished goods. The company has entered into manufacturing and supply agreements for the manufacture and packing of Abstral finished goods. As of December 31, 2014, the company had inventories of $655,000, consisting of $455,000 of work-in-process and $200,000 of finished goods. As of December 31, 2013, the company had inventories of $386,000, consisting of $270,000 of work-in-process and $116,000 of finished goods. Inventories are classified as current assets held for sale as detailed in Note 20.

Equipment and Furnishings — Equipment and furnishings are stated at cost and depreciated using the straight-line method based on the estimated useful lives (generally three to five years for equipment and furniture) of the related assets.

Goodwill and Intangible Assets — Goodwill and indefinite-lived intangible assets are not amortized but are tested annually for impairment at the reporting unit level, or more frequently if events and circumstances indicate impairment may have occurred. Factors the company considers important that could trigger an interim review for impairment include, but are not limited to, the following:
•Significant changes in the manner of its use of acquired assets or the strategy for its overall business;
•Significant negative industry or economic trends;
•Significant decline in stock price for a sustained period; and
•Significant decline in market capitalization relative to net book value.

Goodwill and other intangible assets with indefinite lives are evaluated for impairment first by a qualitative assessment to determine the likelihood of impairment. If it is determined that impairment is more likely than not, the company will then proceed to the two step impairment test. The first step is to compare the fair value of the reporting unit to the carrying amount of the reporting unit (the “First Step”). If the carrying amount exceeds the fair value, a second step must be followed to calculate impairment (the “Second Step”). Otherwise, if the fair value of the reporting unit exceeds the carrying amount, the goodwill is not considered to be impaired as of the measurement date. In its review of the carrying value of the goodwill for its single reporting unit and its indefinite-lived intangible assets, the company determines fair values of its goodwill using the market approach, and its indefinite-lived intangible assets using the income approach.

Intangible assets not considered indefinite-lived are reviewed for impairment when facts or circumstances suggest that the carrying value of these assets may not be recoverable. The company’s policy is to identify and record impairment losses, if necessary, on intangible product rights when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

GALENA BIOPHARMA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

The company performed its review for impairment using the qualitative assessment for both goodwill and indefinite-lived intangible assets, and has determined that there has been no impairment to these assets as of December 31, 2014.

Assets Held for Sale - The company generally considers assets to be held for sale when (i) the transaction has been approved by the board of directors or management vested with authority to approve the transaction, (ii) the assets are available for immediate sale in their present condition, (iii) the company has initiated an active program to locate a buyer and other actions required to complete the plan to sell the assets, (iv) consummation of the transaction is probable, (v) the assets are being actively marketing for sale at a price that is reasonable in relation to the current fair value, and (vi) the transaction is expected to qualify for recognition as a completed sale, within one year. Following the classification of property and equipment for sale, the company discontinues depreciating the asset and writes down the asset to the lower of the carrying value or fair market value, if needed. As described in Note 20, actions taken by the company's management vested with the board of directors' authority during the quarter ended September 30, 2015 caused the company to meet the relevant criteria for reporting the commercial operations as held for sale.

Contingent Purchase Price Consideration — Contingent consideration is recorded at the estimated fair value as of the acquisition date. The fair value of the contingent consideration is remeasured at each reporting period with any adjustments in fair value included in our consolidated statement of comprehensive loss.

Revenue Recognition - The company recognizes revenue from the sale of Abstral. Revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred and title has passed, (iii) the price is fixed or determinable and (iv) collectability is reasonably assured.

We sell Abstral product in the United States to wholesale pharmaceutical distributors and retail pharmacies, or collectively, our "customers," subject to rights of return. During the year ended December 31, 2013, we began recognizing Abstral product sales at the time title transfers to our customer, and providing for an estimate of future product returns. Revenue from product sales is recorded net of provisions for estimated returns, prompt pay discounts, wholesaler discounts, rebates, chargebacks, patient assistance program rebates and other deductions as needed.

Returns - The company estimates future returns based on historical return information, as well as information regarding prescription information and sell-through trends, in relation to the estimated amount of product in the sales channels and product expiration dates. The allowance for returns is recorded as a reduction to revenue in the period in which the revenue is recognized, with a corresponding allowance against accounts receivable.

Product Sales Discounts and Allowances - The company recognizes revenue at the point of sale to its wholesale pharmaceutical distributors and retail pharmacies and the allowances for product returns, rebates and allowances are recognized at the point of sale. The company is required to make significant judgments and estimates in determining some of these allowances. If actual results differ from its estimates, the company will be required to make adjustments to these allowances in the future.

Prompt Pay Discounts - As an incentive for prompt payment, the company offers a cash discount to customers, generally 2% of gross sales. The company expects that all customers will comply with the contractual terms to earn the discount. The company records the discount as an allowance against accounts receivable and a reduction of revenue.

Wholesaler Discounts - The company offers discounts to certain wholesalers and distributors based on contractually determined rates. The company accrues the discount as a reduction of receivables due from the wholesalers upon shipment to the respective wholesale distributors and retail pharmacies and recognizes the discount as a reduction of revenue in the same period the related revenue is recognized.

GALENA BIOPHARMA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Rebates - The company participates in certain rebate programs, which provide discounted prescriptions to members of group purchasing organizations and specialty pharmacies. Under these rebate programs, the company pays a rebate to the third-party administrator of the program, generally two to three months after the quarter in which prescriptions subject to the rebate are filled. The company estimates and accrues these rebates based on current contract prices, historical and estimated future percentages of product sold to qualifying member pharmacies and estimated levels of inventory in the distribution channel. Rebates are recognized as a reduction in the period that the related revenue is recognized.

Chargebacks - The company provides discounts primarily to authorized users of the Federal Supply Schedule (FSS) of the General Services Administration under an FSS contract negotiated by the Department of Veterans Affairs and various organizations under Medicaid or Medicare contracts and regulations. These entities purchase products from the wholesale distributors at a discounted price, and the wholesale distributors then charge back to the company the difference between the current retail price and the price the entity paid for the product. The company estimates and accrues chargebacks based on estimated wholesaler inventory levels, current contract prices and historic chargeback activity. Chargebacks are recognized as a reduction of revenue in the period the related revenue is recognized.

Patient Assistance Programs - The company offers discount card programs to patients for Abstral in which patients receive discounts on their Abstral prescriptions that are reimbursed by the company. The company estimates the total amount that will be recognized based on a percentage of actual redemption applied to inventory in the distribution and retail channel and recognizes the discount as a reduction of revenue and as an other current liability (see Note 6) in the same period the related revenue is recognized.

Acquisitions and In-Licensing — For all in-licensed products and technologies, we perform an analysis to determine whether we hold a variable interest or a controlling financial interest in a variable interest entity. On the basis of our interpretations and conclusions, we determine whether the acquisition falls under the purview of variable interest entity accounting and if so, consider the necessity to consolidate the acquisition. As of December 31, 2014, we determined there were no variable interest entities required to be consolidated.

We also perform an analysis to determine if the assets and liabilities acquired in an acquisition qualify as a "business." The excess of the purchase price over the fair value of the net assets acquired can only be recognized as goodwill in a business combination.

The acquisition of the Abstral U.S. rights has been accounted for as an asset acquisition and not a business combination. The purchase price, including transaction costs, was recorded as an intangible asset related to the license and distribution rights acquired in the transaction. No other significant assets or liabilities were acquired or assumed in the transaction. The license and distribution rights will be amortized over ten years in a pattern based on our Abstral sales projections. Refer to Note 15 for further information regarding the acquisition of Abstral U.S. rights.

The acquisition of the Zuplenz U.S. rights has been accounted for as a business combination. The transaction and the acquisition method of accounting is described in Note 3.

During the quarter ended September 30, 2015, we completed a strategic review of the company’s commercial business including the ongoing sale, distribution and marketing of our two commercial products, Abstral® (fentanyl) Sublingual Tablets and Zuplenz® (ondansetron) Oral Soluble Film (our “commercial business” asset group). As a result of the review, we made a determination to sell or otherwise dispose of our commercial business and the related assets and liabilities are classified as held for sale as reflected in Note 20.

Patents and Patent Application Costs — Although the company believes that its patents and underlying technology have continuing value, the amount of future benefits to be derived from the patents is uncertain. Patent costs are, therefore, expensed as incurred.

GALENA BIOPHARMA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Legal Fees and Insurance Recoveries — There can be a significant time lag between the time that legal fees are incurred and the insurance reimbursement available to offset the related costs. The legal costs are recorded in the period they are incurred, and the insurance recoveries for those costs are recorded in the period when the insurance reimbursement is deemed probable.

Share-based Compensation — The company follows the provisions of the FASB ASC Topic 718, “Compensation — Stock Compensation” (“ASC 718”), which requires the measurement and recognition of compensation expense for all stock-based payment awards made to employees, non-employee directors, and consultants, including stock options and warrants. Stock compensation expense based on the grant date fair value estimated in accordance with the provisions of ASC 718 is recognized as an expense over the requisite service period.

For stock options and warrants granted as consideration for services rendered by non-employees, the company recognizes compensation expense in accordance with the requirements of FASB ASC Topic 505-50 (“ASC 505-50”), “ Equity Based Payments to Non- Employees.” Non-employee option and warrant grants that do not vest immediately upon grant are recorded as an expense over the vesting period. At the end of each financial reporting period prior to vesting, the value of these options and warrants, as calculated using the Black-Scholes option-pricing model, will be re-measured using the fair value of the company’s common stock and the non-cash compensation recognized during the period will be adjusted accordingly. Since the fair market value of options and warrants granted to non-employees is subject to change in the future, the amount of the future compensation expense will include fair value re-measurements until the stock options are fully vested.

Research and Development Expenses — Research and development costs are expensed as incurred. Included in research and development costs are wages, benefits and other operating costs, facilities, supplies, external services and overhead related to our research and development departments, and clinical trial expenses.

Clinical trial expenses include direct costs associated with contract research organizations ("CROs"), as well as patient-related costs at sites at which our trials are being conducted.

Direct costs associated with our CROs are generally payable on a time and materials basis, or when certain enrollment and monitoring milestones are achieved. Expense related to a milestone is recognized in the period in which the milestone is achieved or in which we determine that it is more likely than not that it will be achieved.

The invoicing from clinical trial sites can lag several months. We accrue these site costs based on our estimate of upfront set-up costs upon the screening of the first patient at each site, and the patient related costs based on our knowledge of patient enrollment status at each site.

Income Taxes — The company recognizes liabilities or assets for the deferred tax consequences of temporary differences between the tax basis of assets or liabilities and their reported amounts in the financial statements in accordance with FASB ASC 740-10, “Accounting for Income Taxes” (“ASC 740-10”). These temporary differences will result in taxable or deductible amounts in future years when the reported amounts of the assets or liabilities are recovered or settled. ASC 740-10 requires that a valuation allowance be established when management determines that it is more likely than not that all or a portion of a deferred asset will not be realized. The company evaluates the realizability of its net deferred income tax assets and valuation allowances as necessary, at least on an annual basis. During this evaluation, the company reviews its forecasts of income in conjunction with other positive and negative evidence surrounding the realizability of its deferred income tax assets to determine if a valuation allowance is required. Adjustments to the valuation allowance will increase or decrease the company’s income tax provision or benefit. The recognition and measurement of benefits related to the company’s tax positions requires significant judgment, as uncertainties often exist with respect to new laws, new interpretations of existing laws, and rulings by taxing authorities. Differences between actual results and the company’s assumptions or changes in the company’s assumptions in future periods are recorded in the period they become known.

For the year ended December 31, 2014, we did not recognize income tax or benefit. We continue to maintain a full valuation allowance against our net deferred tax assets.

GALENA BIOPHARMA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Concentrations of Credit Risk — Financial instruments that potentially subject the company to significant concentrations of credit risk consist principally of cash and cash equivalents. The company maintains cash balances in several accounts with two banks, which at times are in excess of federally insured limits. As of December 31, 2014, the company’s cash equivalents were invested in money market mutual funds. The company’s investment policy does not allow investment in any debt securities rated less than “investment grade” by national ratings services. The company has not experienced any losses on its deposits of cash and cash equivalents. As of December 31, 2014, we had approximately $23,400,000 in interest-bearing accounts above federally insured limits.

Comprehensive Loss — Comprehensive loss consists of our net loss and other comprehensive income related to the unrealized gain (loss), net of tax, on our marketable securities, which are classified as available-for-sale.

2. Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board, jointly with the International Accounting Standards Board, issued a comprehensive new standard on revenue recognition from contracts with customers. The standard's core principle is that a reporting entity will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In applying this new guidance to contracts within its scope, an entity will: (1) identify the contract(s) with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when (or as) the entity satisfies a performance obligation. Additionally, this new guidance will require significantly expanded revenue recognition disclosures. This guidance will become effective for us beginning in the first quarter of 2017. Early application is not permitted. Entities have the option of using either a full retrospective or a modified retrospective approach to adopt this new guidance. We are currently evaluating the impact of our pending adoption of this standard on our consolidated financial statements.

In August 2014, the Financial Accounting Standards Board issued Accounting Standards Update No. 2014-15, Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern (ASU-2014-15), which provides guidance on management's responsibility in evaluating whether there is substantial doubt about a company's ability to continue as a going concern and to provide related footnote disclosures. ASU-2014-15 will be effective in the fourth quarter of 2016, with early adoption permitted. We are currently evaluating the impact of our pending adoption of this standard on our consolidated financial statements.

GALENA BIOPHARMA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

3. Business Combination

On July 17, 2014 the Company entered into a definitive license and supply agreement with MonoSol Rx, LLC (MonoSol) for the U.S. commercial rights to Zuplenz® (ondansetron) Oral Soluble Film (Zuplenz), an FDA approved product. The transaction was accounted for as a business combination under the acquisition method of accounting based on Accounting Standards Codification 805, "Business Combinations." Accordingly, the assets acquired and liabilities assumed were recorded at fair value. As of the issuance date of the condensed consolidated financial statements for the year ended December 31, 2014, the Company had not finalized the valuation of the acquired assets and liabilities for the transaction.

The following table summarizes the purchase price consideration and allocation of purchase price:

Total Acquisition Date Fair Value
Purchase price consideration:
Cash and cash equivalents	$3,056
Common stock	2,482
Liabilities assumed:
Future milestone payments	740
Credit memos for expiring channel inventory	1,995
Total consideration	$8,273

Asset acquired:
Zuplenz rights	$8,101
Goodwill	172
Fair value of assets acquired	$8,273

4. RXi Spin-off

On September 24, 2011, the company entered into a contribution agreement with our former subsidiary, RXi Pharmaceuticals Corporation, or “RXi,” pursuant to which we assigned and contributed to RXi substantially all of the company’s RNAi-related technologies and assets. The contributed assets consisted primarily of our novel RNAi compounds and licenses relating to our RNAi technologies, as well as the lease of our Worcester, Massachusetts laboratory facility, fixed assets and other equipment located at the facility and our employment arrangements with certain scientific, corporate and administrative personnel who became employees of RXi. The company also contributed $1.5 million of cash to the capital of RXi.

Pursuant to the contribution agreement, RXi assumed certain accrued expenses of our former RXI-109 development program and all subsequent obligations under the contributed licenses, employment arrangements and other agreements. RXi also has agreed to make future milestone payments to us of up to $45 million, consisting of two one-time payments of $15 million and $30 million, respectively, if RXi achieves annual net sales equal to or greater than $500 million and $1 billion, respectively, of any covered products that may be developed with the contributed RNAi technologies.

The company agreed in the securities purchase agreement to distribute to our stockholders on a share-for-share basis a total of approximately 66,959,894 RXi shares, which distribution was made in April 2012. The company retained 33,476,595 shares of common stock of RXi, which were subject to a one-year lock-up period that expired on April 27, 2013. On July 24, 2013, RXi effected a 1-for-30 reverse stock split of its outstanding shares of common stock, including RXi shares held by the company. During the year ended December 31, 2013, the company sold 1,115,887 RXi shares, on a post-split basis, for total proceeds of $3,911,000, which is included in other income as realized gains on sale of marketable securities. There were no shares sold during the years ended December 31, 2014 and 2012.

The company fully liquidated its position in RXi common stock during the year ended December 31, 2013. The value of RXi shares held by the company at December 31, 2012 was $2,678,000, based on the closing price of RXi shares on the last trading day of the year of $2.40 per share, on a post-split basis, as reported on the OTCQX marketplace.

GALENA BIOPHARMA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

The company classified the RXi activities for previously reported periods as discontinued operations in the consolidated statements of comprehensive loss retroactively for all periods presented. The net assets of RXi were removed from the consolidated balance sheet as of the date of the spin-off, and were recorded as an equity distribution.

5. Fair Value Measurements

The company follows ASC 820, “Fair Value Measurements and Disclosures,” (“ASC 820”) for the company’s financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and are re-measured and reported at fair value at least annually using a fair value hierarchy that is broken down into three levels. Level inputs are defined as follows:
Level 1 — quoted prices in active markets for identical assets or liabilities.
Level 2 — other significant observable inputs for the assets or liabilities through corroboration with market data at the measurement date.
Level 3 — significant unobservable inputs that reflect management’s best estimate of what market participants would use to price the assets or liabilities at the measurement date.

The company categorized its cash equivalents and marketable securities as Level 1 inputs. The valuations for Level 1 were determined based on a “market approach” using quoted prices in active markets for identical assets. Valuation of these assets does not require a significant degree of judgment. The company categorized its warrants potentially settleable in cash as Level 2 inputs. The warrants are measured at market value on a recurring basis and are being marked to market each quarter-end until they are completely settled. The warrants are valued using an appropriate pricing model, using assumptions consistent with our application of ASC 718. The contingent purchase price consideration is categorized as Level 3 inputs and is measured at its estimated fair value on a recurring basis and is adjusted at each quarter-end until it is completely settled. The contingent price consideration is valued based on the expected timing of milestones, the expected probability of success for each milestone and discount rates based on a corporate debt interest rate index publicly issued.

The following tables present information about our assets and liabilities measured at fair value on a recurring basis in the condensed consolidated balance sheets (in thousands):

Description	December 31, 2014	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Assets:
Cash equivalents	$19,477	$19,477	$—	$—
Total assets measured and recorded at fair value	$19,477	$19,477	$—	$—
Liabilities:
Warrants potentially settleable in cash	$5,383	$—	$5,383	$—
Contingent purchase price consideration	6,651	—	—	6,651
Total liabilities measured and recorded at fair value	$12,034	$—	$5,383	$6,651

GALENA BIOPHARMA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Description	December 31, 2013	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Assets:
Cash equivalents	$42,349	$42,349	$—	$—
Total assets measured and recorded at fair value	$42,349	$42,349	$—	$—
Liabilities:
Warrants potentially settleable in cash	$48,965	$—	$48,965	$—
Contingent purchase price consideration	6,821	—	—	6,821
Total liabilities measured and recorded at fair value	$55,786	$—	$48,965	$6,821

The company has not transferred any financial instruments into or out of Level 3 classification during the years ended December 31, 2014 or 2013. A reconciliation of the beginning and ending Level 3 liabilities for the years ended December 31, 2014 and 2013 is as follows (in thousands):

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Balance, January 1, 2013	$7,142
Milestone payment	(1,247)
Change in the estimated fair value of the contingent purchase price consideration	926
Balance, December 31, 2013	6,821
Change in the estimated fair value of the contingent purchase price consideration	(170)
Balance at December 31, 2014	$6,651

The fair value of the contingent purchase price consideration is measured at the end of each reporting period using Level 3 inputs in a probability-weighted, discounted cash-outflow model. The significant unobservable assumptions include the probability of achieving each milestone, the date we expect to reach the milestone, and a determination of present value factors used to discount future expected cash outflows.

6. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following (in thousands):

	December 31,
	2014	2013
Clinical development expense	$6,967	$3,109
Compensation and related benefits	1,040	1,015
Professional fees	821	647
Interest expense	57	70
Accrued expenses and other current liabilities	$8,885	$4,841

GALENA BIOPHARMA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

7. Long-term Debt

On May 8, 2013 we entered into a loan and security agreement with Oxford Finance LLC, as collateral agent, and related lenders under which we may borrow up to $15 million (the “Loan”) in two tranches. We borrowed $10 million on May 8, 2013. The Loan payments will include 12 months of interest-only payments at the fixed coupon rate of 8.45%, followed by 30 months of amortization of principal and interest until maturity in November 2016. In connection with the Loan, we paid the lender a 1% cash facility fee and a 5.5% cash final payment and granted to the lenders seven-year warrants to purchase up to 182,186 shares of our common stock at an exercise price of $2.47, which equaled a 20-day average market price of our common stock prior to the date of the grant.

As of December 31, 2014, future schedule principal payments to be made on long-term debt are as follows (in thousands):

For the year ending December 31, 2015	$3,910
2016	4,254
Total future principal payments	8,164
Unamortized debt issuance costs (net of fair value of warrants issued)	238
Total debt	8,402
Less current portion	(3,910)
Total long-term debt, net	$4,492

8. Legal Proceedings, Commitments and Contingencies

Legal Proceedings

In early 2014, several purported shareholder derivative complaints were filed against our company, as nominal defendant, and certain of our officers and directors in the Circuit Court of Oregon for the County of Multnomah, the U.S. District Court for the District of Oregon, and the Delaware Court of Chancery. On April 11, 2014, the derivative complaints pending in the U.S. District Court for the District of Oregon were consolidated in the matter of In Re Galena Biopharma, Inc. Derivative Litigation, No. 3:14-cv-382-SI (D. Or.), and on August 25, 2014, the lead plaintiffs filed a consolidated amended complaint. On July 21, 2014, all of the derivative complaints pending in the Delaware Court of Chancery were consolidated in the matter of In re Galena Biopharma, Inc. Stockholder Derivative Litigation, Consolidated C.A. No. 9715-VCN (Del. Ch.). On February 10, 2015, the lead plaintiffs in the derivative complaints pending in the Delaware Court of Chancery voluntarily dismissed their action without prejudice. As a result of this dismissal, and at the recommendation of the special litigation committee of the board established on July 21, 2014 to investigate the derivative claims, on February 26, 2015 our board of directors disbanded the special litigation committee.

The operative complaints allege, among other things, breaches of fiduciary duties and abuse of control by the officers and directors in connection with public statements purportedly issued by us or on our behalf and sales of our common stock by our officers and directors in January and February of 2014, improper stock-option grants, and excessive compensation of our non-employee directors.

Also, five purported securities class action complaints filed in the U.S. District Court for the District of Oregon have been consolidated into a single action, In re Galena Biopharma, Inc. Securities Litigation, No. 3:14-cv-367-SI (D. Or.), and a lead plaintiff has been appointed. On October 31, 2014, the lead plaintiff filed a consolidated amended complaint, which alleges, among other things, that our company and certain of our officers and directors violated the federal securities laws by making materially false and misleading statements and omissions in press releases and in filings with the SEC arising out of the same circumstances that are the subject of the derivative actions described above, and which alleges that certain of our officers and directors sold company stock while in possession of material non-public information.

GALENA BIOPHARMA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

We intend to vigorously defend against and seek resolution to the foregoing claims. At December 31, 2014, we have not recorded any liabilities with respect to the claims in our consolidated financial statements. We believe that claims are covered under our liability insurance, and we have notified our insurance carriers of the claims. The insurers have responded by requesting additional information and by reserving their rights under the policies, including the rights to deny coverage under various policy exclusions. Subject to their reservation of rights, we are being reimbursed by our insurer for substantially all legal fees relating to our defense of the claims.

We are aware that the SEC is investigating certain matters relating to the use of certain outside investor-relations professionals by us and other public companies. We have been in contact with the SEC staff through our counsel and are cooperating with the investigation.

Litigation is inherently uncertain, and there is no assurance as to the outcome of the matters described above. We could incur substantial unreimbursed legal fees, settlements, judgments, and other expenses in connection with these or other legal and regulatory proceedings that may not qualify for coverage under, or may exceed the limits of, our applicable directors and officers liability insurance policies and could have a material adverse effect on our financial condition, liquidity, and results of operations. These matters also may distract the time and attention of our officers and directors or divert our other resources away from our ongoing commercial and development programs. An unfavorable outcome in any of these matters could damage our business and reputation or result in additional claims or proceedings against us.

Commitments

The company acquires assets still in development and enters into research and development arrangements with third parties that often require milestone and royalty payments based on the progress of the asset through development stages. Milestone payments may be required, for example, upon approval of the product for marketing by a regulatory agency. In certain agreements, the company is required to make royalty payments based upon a percentage of the sales. Because of the contingent nature of these payments, they are not included in the table of contractual obligations shown below.

These arrangements may be material individually, and in the unlikely event that milestones for multiple products covered by these arrangements were reached in the same period, the aggregate charge to expense could be material to the results of operations. In addition, these arrangements often give the company the discretion to unilaterally terminate development of the product, which would allow the company to avoid making the contingent payments; however, the company is unlikely to cease development if the compound successfully achieves clinical testing objectives. The company’s contractual obligations that will require future cash payments as of December 31, 2014 are as follows (in thousands):

	Operating Leases(1)	Non-Cancelable Employment Agreements(2)	Subtotal	Cancelable License Agreements(3)	Total
2015	$74	$828	$902	$350	$1,252
2016	83	100	183	350	533
2017	82	—	82	350	432
2018	70	—	70	350	420
2019 and thereafter	—	—	—	6,815	6,815
Total	$309	$928	$1,237	$8,215	$9,452

(1)
Operating leases are primarily facility and equipment related obligations with third party vendors. Operating lease expenses during the years ended December 31, 2014, 2013, and 2012 were approximately $72,000, $77,000 and $139,000, respectively.

(2)
Employment agreement obligations include management contracts, as well as scientific advisory board member compensation agreements. Certain agreements, which have been revised from time to time, provide for minimum salary levels, adjusted annually at the discretion of the Compensation Committee, as well as for minimum bonuses that are payable.

(3)
License agreements generally relate to the company’s obligations with The Board of Regents, University of Texas and Henry M. Jackson Foundation for our oncology therapies. The company continually assesses the progress of its licensed

GALENA BIOPHARMA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

technology and the progress of its research and development efforts as it relates to its licensed technology and may terminate with notice to the licensor at any time. In the event these licenses are terminated, no amounts will be due.

The company applies the disclosure provisions FASB ASC Topic 460 (“ASC 460”), “ Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others ”, to its agreements that contain guarantee or indemnification clauses. The company provides (i) indemnifications of varying scope and size to certain investors and other parties for certain losses suffered or incurred by the indemnified party in connection with various types of third-party claims and (ii) indemnifications of varying scope and size to officers and directors against third party claims arising from the services they provide to us. These indemnifications give rise only to the disclosure provisions of ASC 460. To date, the company has not incurred costs as a result of these obligations and does not expect to incur material costs in the future. Accordingly, the company has not accrued any liabilities in its financial statements related to these indemnifications.

We have received a Paragraph IV certification notice from Actavis Pharma, Inc. and related companies (Actavis) contending that the patents held by Orexo for Abstral that are listed in the Orange Book (U.S. Patents 6,759,059, 6,761,910 and 7,910,132, which expire in August 2026, July 2023 and January 2016), are invalid, unenforceable and/or will not be infringed by the manufacture, use, or sale of a generic form of Abstral. In response to these notices, Orexo filed suit against Actavis to defend their patent rights, which we license from Orexo. We are obligated under our contract with Orexo to absorb 88% of the legal costs associated with defending Abstral patents. We intend to work with Orexo to continue to vigorously enforce intellectual property rights relating to any future challenges the Abstral product.

9. Stockholders’ Equity

Preferred Stock — The company has authorized up to 5,000,000 shares of preferred stock, $0.0001 par value per share, for issuance. The preferred stock will have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the company’s board of directors upon its issuance. To date, the company has not issued any preferred shares.

Common Stock — The company has authorized up to 200,000,000 shares of common stock, $0.0001 par value per share, for issuance. Shares of common stock are reserved as follows:

April 2012 Registered Direct Offering — On April 13, 2012, the company completed an underwritten public offering of 9,751,000 shares of common stock for gross proceeds of approximately $14.6 million, resulting in approximately $13.5 million of net proceeds to the company after deducting the underwriting discounts and commissions and offering expenses.

December 2012 Registered Direct Offering — On December 18, 2012, the company closed an underwritten public offering of 15,156,250 units at a price to the public of $1.60 per unit for gross proceeds of $24.3 million (the “December 2012 Offering”). The offering provided approximately $22.5 million to the company after deducting the underwriting discounts and commissions and offering expenses. Each unit consists of (i) one share of common stock, and (ii) a five-year warrant to purchase 0.50 of a share of common stock at an exercise price of $1.90 per share (subject to anti-dilution adjustment provisions).

September 2013 Underwritten Public Offering - On September 18, 2013 the company closed an underwritten public offering of 17,500,000 units at a price to the public of $2.00 per unit for gross proceeds of $35 million (the "September 2013 Offering"). Each unit consists of one share of common stock, and a warrant to purchase 0.35 of a share of common stock at an exercise price of $2.50 per share. The offering included an over-allotment option for the underwriters to purchase an additional 2,625,000 shares of common stock and/or warrants up to 918,750 share of common stock. On September 23, 2013, the underwriters exercised their over-allotment option in full. The additional gross proceeds to the company as a result of the full exercise of the over-allotment option were approximately $5.2 million. The total net proceeds of the September 2013 offering, including the exercise of the over-allotment option, were $37.5 million, after deducting underwriting discounts and commissions and offering expenses payable by the company.

GALENA BIOPHARMA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

November 2014 Purchase Agreement with Lincoln Park Capital, LLC - On November 18, 2014, the company entered into a purchase agreement with Lincoln Park Capital, LLC (LPC), pursuant to which the company has the right to sell to LPC up to $50 million in shares of the company's common stock, subject to certain limitations and conditions over the 36 month term of the purchase agreement. Pursuant to the purchase agreement, LPC initially purchased 2.5 million shares of the company's common stock at $2.00 per share and the company issued 631,221 shares of common stock to LPC as a commitment fee, which was recorded as a cost of capital. As a result of this initial issuance, the company received initial net proceeds of $4.9 million, after deducting commissions and other offering expenses. In addition to the LPC’s initial purchase of our common stock under the purchase agreement, during 2014, we received net proceeds of $8.5 million from LPC’s subsequent purchases of a total of 4.6 million shares of our common stock, excluding the commitment fee shares.

At Market Issuance Sales Agreements - On May 24, 2013 the Company entered into At Market Issuance Sales Agreements (ATM) with MLV & Co. LLC and Maxim Group LLC (the Agents). From time to time during the term of the ATM, we may issue and sell through the Agents, shares of our common stock, and the Agents collect a fee equal to 3% of the gross proceeds from the sale of shares, up to a total limit of $20 million in gross proceeds. The ATM is available to the company until it is terminated by the Agents or the company. During the year ended December 31, 2014, we received $2.3 million in net proceeds from the sale of 1.4 million shares of our common stock through the ATM. There were no sales of our common stock under the ATM in 2013.

March 2015 Underwritten Public Offering - On March 18, 2015 the company closed an underwritten public offering of 24,358,974 units at a price to the public of $1.56 per unit for gross proceeds of $38 million (the "March 2015 Offering"). Each unit consists of one share of common stock, and a warrant to purchase 0.50 of a share of common stock at an exercise price of $2.08 per share. The March 2015 Offering included an over-allotment option for the underwriters to purchase an additional 3,653,846 shares of common stock and/or warrants to purchase up to 1,826,923 shares of common stock. On March 18, 2015, the underwriters exercised their over-allotment option to purchase warrants to purchase an aggregate of 1,826,923 shares of common stock. On April 10, 2015, the underwriters exercised their over-allotment option to purchase 3,653,846 shares of common stock for additional net proceeds of $5.4 million. The total net proceeds of the March 2015 Offering, including the exercise of the over-allotment option to purchase the warrants, were $40.8 million, after deducting underwriting discounts and commissions and offering expenses payable by the company.

Other Equity Transactions — On January 20, 2012, The company sold 579,710 shares of our common stock for $400,000, the fair market value on the date of issuance, to Kwang Dong Pharmaceuticals Company, as part of an existing license agreement for NeuVax covering territorial rights for the compound in South Korea that the company acquired in its merger acquisition with Apthera. During 2013, the company issued a total of 492,988 shares of common stock to the holders of the company's outstanding contingent value rights holders for a milestone payment with a total fair market value of $1,247,000.

10. Warrants

The following is a summary of warrant activity for the years ended December 31, 2014 and 2013 (in thousands):

	September 2013 Warrants	December 2012 Warrants	April 2011 Warrants	March 2011 Warrants	March 2010 Warrants	August 2009 Warrants	Consultant and Oxford Warrants	Total
Outstanding, January 1, 2013	—	7,578	2,846	361	360	978	1,093	13,216
Granted	7,044	—	—	—	—	—	182	7,226
Exercised	(602)	(2,661)	(1,688)	(185)	(70)	—	(196)	(5,402)
Expired	—	—	—	—	—	—	(190)	(190)
Outstanding, December 31, 2013	6,442	4,917	1,158	176	290	978	889	14,850
Granted	—	—	—	—	—	—	300	300
Exercised	(2,469)	(1,886)	(543)	—	(265)	(62)	(469)	(5,694)
Expired	—	—	—	—	—	(916)	—	(916)
Outstanding, December 31, 2014	3,973	3,031	615	176	25	—	720	8,540
Expiration	September 2018	December 2017	April 2017	March 2016	March 2016	August 2014	Varies 2014-2020

GALENA BIOPHARMA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Warrants consist of warrants potentially settleable in cash, which are liability-classified warrants, and equity-classified warrants.

Warrants classified as liabilities

Liability-classified warrants consist of warrants to purchase common stock issued in connection with equity financings in September 2013, December 2012, April 2011, March 2011, March 2010 and August 2009. These warrants are potentially settleable in cash and were determined not to be indexed to our common stock.

The estimated fair value of outstanding warrants accounted for as liabilities is determined at each balance sheet date. Any decrease or increase in the estimated fair value of the warrant liability since the most recent balance sheet date is recorded in the condensed consolidated statement of comprehensive loss as other income (expense). The fair value of the warrants is estimated using an appropriate pricing model with the following inputs:

	As of December 31, 2014
	September 2013 Warrants	December 2012 Warrants	April 2011 Warrants	March 2011 Warrants	March 2010 Warrants	August 2009 Warrants
Strike price	$2.50	$1.90	$0.65	$0.65	$2.15	$4.50
Expected term (years)	3.72	2.98	2.31	1.18	1.24	0.00
Volatility %	75.60%	76.85%	78.24%	77.38%	77.12%	—%
Risk-free rate %	1.30%	1.09%	0.80%	0.32%	0.35%	—%

	As of December 31, 2013
	September 2013 Warrants	December 2012 Warrants	April 2011 Warrants	March 2011 Warrants	March 2010 Warrants	August 2009 Warrants
Strike price	$2.50	$1.90	$0.65	$0.65	$2.15	$4.50
Expected term (years)	4.72	3.98	3.31	2.18	2.24	0.59
Volatility %	71.97%	71.38%	71.71%	73.45%	73.36%	66.85%
Risk-free rate %	1.61%	1.25%	0.93%	0.45%	0.47%	0.11%

The company’s expected volatility is based on a combination of implied volatilities of similar publicly traded entities. The expected life assumption is based on the remaining contractual terms of the warrants. The risk-free rate is based on the zero coupon rates in effect at the time of valuation. The dividend yield used in the pricing model is zero, because the company has no present intention to pay cash dividends.

GALENA BIOPHARMA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

The changes in fair value of the warrant liability for the years ended December 31, 2014 and 2013 were as follows (in thousands):

	September 2013 Warrants	December 2012 Warrants	April 2011 Warrants	March 2011 Warrants	March 2010 Warrants	August 2009 Warrants	Total
Warrant liability, January 1, 2013	$—	$6,954	$3,310	$378	$187	$135	$10,964
Fair value of warrants granted	8,238	—	—	—	—	—	8,238
Fair value of warrants exercised	(1,931)	(8,482)	(3,455)	(260)	(121)	—	(14,249)
Change in fair value of warrants	16,643	19,588	5,214	645	879	1,043	44,012
Warrant liability, December 31, 2013	22,950	18,060	5,069	763	945	1,178	48,965
Fair value of warrants granted	—	—	—	—	—	—	—
Fair value of warrants exercised	(12,713)	(10,086)	(2,906)	—	(1,159)	(162)	(27,026)
Change in fair value of warrants	(7,677)	(5,947)	(1,538)	(600)	222	(1,016)	(16,556)
Warrant liability, December 31, 2014	$2,560	$2,027	$625	$163	$8	$—	$5,383

Warrants classified as equity

Equity-classified warrants consist of warrants issued in connection with consulting services provided to us. Additionally, on May 8, 2013 as a part of our Loan financing, we granted Oxford Financial LLC warrants to purchase 182,186 shares of common stock at an exercise price of $2.47, which equaled to the 20-day average market price of our common stock prior to the date of the grant. The warrants were valued using the Black Scholes model. The fair value assumptions for the grant included a volatility of 75.34%, expected term of seven years, risk free rate of 1.20%, and a dividend rate of 0.00%. The fair value of the warrants granted was $1.93 per share. These warrants are recorded in equity at fair value upon issuance, and not as liabilities, and are not subject to adjustment to fair value in subsequent reporting periods.

11. Stock-Based Compensation

Options to Purchase Shares of Common Stock — The company follows the provisions ASC 718, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees, non-employee directors and consultants, including employee stock options. Stock compensation expense based on the grant date fair value estimated in accordance with the provisions of ASC 718 is recognized as an expense over the requisite service period.

For stock options and warrants granted in consideration for services rendered by non-employees, the company recognizes compensation expense in accordance with the requirements of ASC Topic 505-50. Non-employee option and warrant grants that do not vest immediately upon grant are recorded as an expense over the vesting period. At the end of each financial reporting period prior to vesting, the value of these options and warrants, as calculated using the Black-Scholes option-pricing model, is being re-measured using the fair value of the company’s common stock and the non-cash compensation recognized during the period will be adjusted accordingly. Since the fair market value of options and warrants granted to non-employees is subject to change in the future, the amount of the future compensation expense will include fair value re-measurements until the stock options and warrants are fully vested.

The following table summarizes the components of stock-based compensation expense in the Consolidated Statements of Comprehensive Loss for the years ended December 31, 2014, 2013, and 2012 (in thousands):

	2014	2013	2012
Research and development	$484	$754	$580
General and administrative	4,903	2,150	1,179
Total stock-based compensation	$5,387	$2,904	$1,759

GALENA BIOPHARMA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

The company uses the Black-Scholes option-pricing model and the following weighted-average assumptions to determine the fair value of all its stock options granted:

	2014	2013	2012
Risk free interest rate	2.01%	1.57%	1.05%
Volatility	79.37%	77.98%	75.76%
Expected lives (years)	6.16	6.25	6.13
Expected dividend yield	0.00%	0.00%	0.00%

The weighted-average fair value of options granted during the years ended December 31, 2014 and 2013 was $1.74 and $1.98 per share, respectively.

The company’s expected common stock price volatility assumption is based upon the volatility of a basket of comparable companies. The expected life assumptions for employee grants were based upon the simplified method provided for under ASC 718-10, which averages the contractual term of the company’s options of ten years with the average vesting term of four years for an average of six years. The expected life assumptions for non-employees were based upon the contractual term of the option. The dividend yield assumption is zero, because the company has never paid cash dividends and presently has no intention of paying cash dividends in the future. The risk-free interest rate used for each grant was also based upon prevailing short-term interest rates. The company has estimated an annualized forfeiture rate of 15% for options granted to its employees, 8% for options granted to senior management and zero for non-employee directors. The company will record additional expense if the actual forfeitures are lower than estimated and will record a recovery of prior expense if the actual forfeiture rates are higher than estimated.

As of December 31, 2014, there was $11,367,000 of unrecognized compensation cost related to outstanding options that is expected to be recognized as a component of the company’s operating expenses over a weighted-average period of 2.82 years.

As of December 31, 2014, an aggregate of 16,500,000 shares of common stock were reserved for issuance under the company’s 2007 Incentive Plan, including 8,590,000 shares subject to outstanding common stock options granted under the plan and 2,888,000 shares available for future grants. The administrator of the plan determines the times when an option may become exercisable. Vesting periods of options granted to date have not exceeded four years. The options generally will expire, unless previously exercised, no later than ten years from the grant date.

The following table summarizes option activity of the company:

	Total Number of Shares (In Thousands)	Weighted Average Exercise Price
Outstanding at December 31, 2013	13,159	$2.73
Granted	1,375	2.50
Exercised	(3,608)	1.31
Cancelled	(2,336)	2.85
Outstanding at December 31, 2014	8,590	$3.25
Options exercisable at December 31, 2014	5,544	$3.56

The weighted average remaining contractual life of options outstanding as of December 31, 2014, 2013, and 2012 was 7.35, 8.09, and 7.87, respectively. The weighted average remaining contractual life of options exercisable as of December 31, 2014, 2013, and 2012 was 6.51, 6.76, and 7.38, respectively.

GALENA BIOPHARMA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

The aggregate intrinsic value of outstanding options as of December 31, 2014, 2013, and 2012 was $610,000, $30,537,000, and $2,288,000, respectively. The aggregate intrinsic value of exercisable options as of December 31, 2014, 2013, and 2012 was $509,000, $16,376,000, and $1,394,000, respectively. The aggregate intrinsic value is calculated based on the positive difference between the closing fair market value of the company's common stock and the exercise price of the underlying options.

The aggregate intrinsic value of options exercised during the years ended December 31, 2014, 2013, and 2012 was $13,429,000, $890,000, and $18,000 respectively.

Employee Stock Purchase Plan — The company also has an employee stock purchase plan (“ESPP”) which allows employees to contribute up to 15% of their cash earnings, subject to certain maximums, to be used to purchase shares of our common stock on each semi-annual purchase date. The purchase price is equal to 85% of the market value per share on either the first or last day of the semi-annual period, whichever is lower. Our ESPP is non-compensatory pursuant to the provisions of generally accepted accounting principles for share-based compensation expense. The ESPP contains an “evergreen provision” with annual increases in the number of shares available for issuance on the first day of each year through January 1, 2015 equal to the lesser of: (a) 250,000 shares increased on each anniversary of the adoption of the Plan by 1% of the total shares of stock then outstanding and (b) 1,000,000 shares. As of December 31, 2014, an aggregate of 641,859 shares of common stock were authorized and available for future issuance under the ESPP. The company has issued 358,141 shares under the ESPP through December 31, 2014.
Restricted Stock Units — In addition to options to purchase shares of common stock, the company may grant restricted stock units (“RSU”) as part of its compensation package. If granted, each RSU would be granted at the fair market value of the company's common stock on the date of grant. Vesting is determined on a grant-by-grant basis.

12. Other Income (Expense)

Other income (expense) is summarized as follows (in thousands):

	Year Ended December 31,
	2014	2013	2012
Realized gain on sale of marketable securities	$—	$3,911	$—
Change in fair value of the contingent purchase price liability	170	(926)	(2,370)
Miscellaneous other income	—	37	—
Total other income (expense)	$170	$3,022	$(2,370)

13. Net Loss Per Share

The company accounts for and discloses net loss per common share in accordance with FASB ASC Topic 260 “Earnings per Share.” Basic net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding. Diluted net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares that would have been outstanding during the period assuming the issuance of common shares for all potential dilutive common shares outstanding. Potential common shares consist of shares issuable upon the exercise of stock options and warrants.

The following table sets forth the potentially dilutive common shares excluded from the calculation of net loss per common share because their inclusion would be anti-dilutive (in thousands):

	December 31,
	2014	2013
Warrants to purchase common stock	8,540	14,850
Options to purchase common stock	8,590	13,159
Total	17,130	28,009

14. Income Taxes
The components of federal and state income tax expense (benefit) are as follows (in thousands):

	As of December 31,
	2014	2013	2012
Current
Federal	$—	$—	$—
State	—	—	—
Total current	—	—	—
Deferred expense (benefit)
Federal	—	894	(894)
State	—	158	(158)
Total deferred	—	1,052	(1,052)
Total income tax expense (benefit)	$—	$1,052	$(1,052)
The components of net deferred tax assets are as follows (in thousands):

	As of December 31,
	2014	2013
Net operating loss carryforwards	$53,950	$33,539
Tax credit carryforwards	3,590	3,549
Stock based compensation	4,676	8,322
Other	190	12
Licensing deduction deferral	8,919	8,682
Gross deferred tax assets	71,325	54,104
Valuation allowance	(71,325)	(54,104)
Net deferred tax asset	$—	$—
The components of net deferred tax liabilities are as follows (in thousands):

	As of December 31,
	2014	2013
In-process research and development not subject to future amortization for tax purposes	$5,053	$5,053
Gross deferred tax liability	$5,053	$5,053

The provision for income taxes differs from the provision computed by applying the federal statutory rate to net loss before income taxes as follows (in thousands):

	As of December 31,
	2014	2013	2012
Expected federal income tax benefit	$(12,447)	$(25,713)	$(11,688)
State income taxes after credits	(1,283)	(3,676)	(1,067)
Unrealized gain on marketable securities	—	1,052	(1,052)
Changes in warrant value	(6,503)	17,283	3,664
Stock compensation	3,996	813	152
Effect of change in valuation allowance	17,275	11,408	8,939
Income tax credits	(42)	(240)	—
Other	(996)	125	—
	$—	$1,052	$(1,052)

The company has incurred net operating losses from inception. At December 31, 2014, the company had domestic federal and state net operating loss carryforwards of approximately $144.0 million and $145.9 million, respectively, available to reduce future taxable income, which expire at various dates beginning in 2014 through 2034. The company also had federal and state research and development tax credit carryforwards of approximately $2.3 million and $2.0 million, respectively, available to reduce future tax liabilities and which expire at various dates beginning in 2023 through 2033. The income tax expense for the year ended December 31, 2013 relates to the realized gain on sale of marketable securities.
Approximately $8.7 million of the company's net operating loss carryforwards were generated as a result of deductions related to the exercises of stock options. If utilized, this portion of the Company's carryforwards, as tax effected, will be accounted for as a direct increase to contributed capital rather than as a reduction of that year's provision for income taxes. Net operating loss carryforwards created by excess tax benefits from the exercise of stock options are not recorded as deferred tax assets. The deferred tax assets related to net operating losses have been accordingly reduced by $3.4 million for the year ended December 31, 2014.
Under the provisions of the Internal Revenue Code, certain substantial changes in the company’s ownership may result in a limitation on the amount of net operating loss carryforwards and research and development credit carryforwards which could be utilized annually to offset future taxable income and taxes payable.
Based on an assessment of all available evidence including, but not limited to the company’s limited operating history in its core business and lack of profitability, uncertainties of the commercial viability of its technology, the impact of government regulation and healthcare reform initiatives, and other risks normally associated with biotechnology companies, the company has concluded that it is more likely than not that these net operating loss carryforwards and credits will not be realized and, as a result, a 100% deferred income tax valuation allowance has been recorded against these assets. The valuation allowance increased by $17.2 million and $12.5 million for the years ended December 31, 2014 and 2013, respectively.
The company files income tax returns in the U.S. federal, Massachusetts, Colorado, California, Connecticut, Georgia, Texas and Oregon jurisdictions. The company is subject to tax examinations for the 2010 tax year and beyond. The company does not believe there will be any material changes in its unrecognized tax positions over the next 12 months. The company has not incurred any interest or penalties. In the event that the company is assessed interest or penalties at some point in the future, they will be classified in the financial statements as general and administrative expense.

15. License Agreements

As part of its business, the company enters into licensing agreements with third parties that often require milestone and royalty payments based on the progress of the licensed asset through development and commercial stages. Milestone payments may be required, for example, upon approval of the product for marketing by a regulatory agency, and the company may be required to make royalty payments based upon a percentage of net sales of the product. The expenditures required under these arrangements in any period may be material and are likely to fluctuate from period to period.

These arrangements sometimes permit the company to unilaterally terminate development of the product and thereby avoid future contingent payments; however, the company is unlikely to cease development if the compound successfully achieves clinical testing objectives.

In conjunction with the acquisition of NeuVaxTM, the company acquired rights and assumed obligations under a license agreement among Apthera and The University of Texas M. D. Anderson Cancer Center (“MDACC”) and The Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc. (“HJF”) which grants exclusive worldwide rights to a U.S. patent covering the nelipepimut-S peptide and several U.S. and foreign patents and patent applications covering methods of using the peptide as a vaccine. Under the terms of this license, we are required to pay an annual maintenance fee of $200,000, we paid a milestone payment of $200,000 upon commencing the Phase 3 PRESENT trial of NeuVax and other clinical milestone payments, as well as royalty payments based on sales of NeuVax or other therapeutic products developed from the licensed technologies.

GALENA BIOPHARMA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Effective December 3, 2012, we entered into a license and supply agreement with ABIC Marketing Limited, a subsidiary of Teva Pharmaceuticals (“ABIC”), under which we granted ABIC exclusive rights to seek marketing approval in Israel for our NeuVax product candidate for intradermal injection for the treatment of breast cancer following its approval by the FDA or the European Medicines Agency, and to market, sell and distribute NeuVax in Israel assuming such approval is obtained. ABIC’s rights also include a right of first refusal in Israel for all future indications for which NeuVax may be approved. Under the license and supply agreement, ABIC will assume responsibility for regulatory registration of NeuVax in Israel, provide financial support for local development, and commercialize the product in the region in exchange for making royalty payments to us based on future sales of NeuVax. ABIC also agrees in the license and supply agreement to purchase from us all supplies of NeuVax at a price determined according to a specified formula.

On March 18, 2013, we acquired Abstral® (fentanyl) sublingual tablets for sale and distribution in the United States from Orexo AB (ORX.ST), a specialty pharmaceutical company based in Sweden. Abstral has been approved by the U.S. Food and Drug Administration (FDA) and is a transmucosal immediate-release fentanyl (TIRF) product.

Under our agreement with Orexo, we assumed responsibility for the U.S. commercialization of Abstral and for all regulatory and reporting matters in the U.S. We also agreed to establish and maintain through 2015 a specified minimum commercial field force to market, sell and distribute Abstral and to use commercially reasonable efforts to reach the specified sales milestones. Orexo is entitled to reacquire the U.S. rights to Abstral from us for no consideration if we breach our obligations to establish and maintain the requisite sales force throughout the marketing period. We launched U.S. commercial sales of Abstral in the fourth quarter of 2013.

In exchange for the U.S. rights to Abstral, (1) we paid Orexo $10 million in March 2013 and a $5 million milestone payment in cash in October 2013 upon the approval by the FDA of a specified U.S. manufacturer of Abstral; and (2) we agreed to pay to Orexo: (a) three one-time future cash milestone payments based on our net sales of Abstral; and (b) a low double-digit royalty on future net sales. No further milestone or royalty payments will be due after the date on which all claims of the last remaining licensed patents expire (currently 2019) or become invalidated by a governmental agency.

On January 12, 2014, we acquired worldwide rights to anagrelide controlled release (CR) formulation, which we renamed GALE-401, through our acquisition of Mills Pharmaceuticals, LLC ("Mills"), and Mills became a wholly owned subsidiary. GALE-401 contains the active ingredient anagrelide, an FDA-approved product that has been in use since the late 1990s for the treatment of myleoproliferative neoplasms (MPNs). Mills holds an exclusive license to develop and commercialize anagrelide CR formulation, pursuant to a license agreement with BioVascular, Inc. Under the terms of the license agreement, Mills has agreed to pay BioVascular, Inc. a mid-to-low single digit royalty on net revenue from the sale of licensed products as well as future cash milestone payments based on the achievement of specified regulatory milestones. We are responsible for patent prosecution and maintenance.

On July 17, 2014, we entered into a definitive license and supply agreement with MonoSol Rx, LLC (MonoSol) for the U.S. commercial rights to Zuplenz® (ondansetron) Oral Soluble Film, an FDA approved product in adult patients for the prevention of highly and moderately emetogenic chemotherapy-induced nausea and vomiting (CINV), radiotherapy-induced nausea and vomiting (RINV), and post-operative nausea and vomiting (PONV). Zuplenz is also approved for pediatric patients with moderately emetogenic CINV. In exchange for the U.S. rights to Zuplenz, in connection with the effectiveness of the license and transfer to us of the New Drug Application (NDA) for Zuplenz, we will paid MonoSol a total of $5 million in cash and shares of our common stock. In addition to these payments, we agreed to pay MonoSol $0.5 million upon the earlier of (a) the occurrence of a specified managed care milestone and (b) December 31, 2014, (ii) $0.25 million within 30 days after MonoSol’s payment of applicable fees relating to the notice of allowance by the United States Patent and Trademark Office of a U.S. patent with composition claims covering Zuplenz that extend beyond 2028, (iii) future cash milestone payments of up to an aggregate of $16.5 million, consisting of six one-time payments based on our achievement of "net sales" of Zuplenz in amounts ranging from $20 million to $100 million, and (iv) a double-digit royalty on future “net sales.”

Under the terms of the license agreement, we assumed responsibility for the commercialization of Zuplenz and for all regulatory and reporting matters in the U.S. We also agreed in the license and supply agreement to use our best commercial efforts to begin commercializing Zuplenz in the U.S. on or before December 31, 2014 in accordance with a joint commercialization plan to be established by the company and MonoSol. We also agreed that, until net sales of Zuplenz exceed a specified minimum amount or a competing product has been approved by the FDA and is placed into the market for sale, we will maintain a specified minimum number of field sales force personnel on specified terms.

GALENA BIOPHARMA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Under the license and supply agreement, MonoSol has the exclusive right to supply all of our requirements for Zuplenz, subject to certain conditions.

16. Significant Customers and Concentration of Credit Risk

The company is engaged in the business of developing and commercializing pharmaceutical products. The company has recognized revenue from only one commercial product, Abstral, available in six dosing strengths, and all sales reported are in the United States.

The percentage of product sales to our customer that represented 10% or more of revenue in at least one of the periods presented, is as follows:

	Year ended December 31,
	2014	2013
Customer A	43%	25%
Customer B	18%	6%
Customer C	14%	26%
Customer D	11%	34%

There were no product sales during the year ended December 31, 2012.

The following accounts represented 10% or more of total accounts receivable in at least one of the periods presented:

	December 31,
	2014	2013
Customer A	24%	25%
Customer B	31%	1%
Customer C	16%	11%
Customer D	21%	54%

GALENA BIOPHARMA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

17. Related Party Transactions
Since 2011, the company has retained TroyGould PC as outside corporate counsel. Sanford J. Hillsberg, the Chairman of the company, is a senior lawyer with TroyGould PC. The company incurred $553,000, $577,000, and $507,000 for services provided by TroyGould PC during the years ended December 31, 2014, 2013, and 2012, respctively. At December 31, 2014 and 2013 Galena owed $97,000 and $177,000, respectively, to TroyGould PC.

18. Employee Benefit Plan

The company sponsors a 401(k) retirement savings plan (the “Plan”). Participation in the Plan is available to full-time employees who meet eligibility requirements. Eligible employees may defer a portion of their salary as defined by Internal Revenue Service regulations. The company may make matching contributions on behalf of all participants in the 401(k) Plan in an amount determined by the company’s board of directors. The company may also make additional discretionary profit sharing contributions in amounts as determined by the board of directors, subject to statutory limitations. Matching and profit-sharing contributions, if any, are subject to a vesting schedule; all other contributions are at all times fully vested. The company intends the 401(k) Plan, and the accompanying trust, to qualify under Sections 401(k) and 501 of the Internal Revenue Code so that contributions by employees to the 401(k) Plan, and income earned (if any) on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that the company will be able to deduct its contributions, if any, when made. The trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in any of a number of investment options. For the year ending December 31, 2014 and 2013, the company made matching contributions totaling $85,000 and $35,000, respectively There were no contributions to the plan in 2012.

19. Selected Quarterly Financial Data (Unaudited)

The following amounts are in thousands, except per share amounts:

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2014
Net revenue	$2,173	$2,331	$1,620	$3,195
Gross profit on net revenue (1)	$1,751	$1,886	$1,303	$2,536
Net loss	$(2,536)	$(19,941)	$(6,173)	$(7,506)
Net loss per share	$(0.02)	$(0.17)	$(0.05)	$(0.06)

2013
Net revenue	$—	$—	$1,170	$1,317
Gross profit on net revenue (1)	$—	$—	$869	$967
Net loss	$(9,293)	$(9,597)	$(9,287)	$(48,501)
Net loss per share	$(0.11)	$(0.11)	$(0.11)	$(0.46)

GALENA BIOPHARMA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

20. Discontinued Operations

As part of the company's strategic objective to focus its resources on its development pipeline, our management and board of directors decided and committed to pursue a plan to sell or otherwise divest the company’s commercial business during the third quarter of 2015. The Company’s commercial business is comprised of two products: Abstral® (fentanyl) Sublingual Tablets and Zuplenz® (ondansetron) Oral Soluble Film. On November 19, 2015, the Company completed its sale of certain assets of the Company related to and including its Abstral® as described in Note 21 .

The company met the relevant criteria for reporting the commercial business as held for sale and in discontinued operations in the accompanying financial statements as of December 31, 2014 and 2013 and for the years then ended, pursuant to FASB Topic 205-20, Presentation of Financial Statements--Discontinued Operations, and FASB Topic 360, Property, Plant, and Equipment. The company has assessed the commercial business net asset group for impairment pursuant to FASB Topic 360, as discussed in Note 1, determining that the carrying value exceed the fair value of the assets, therefore has recorded a $8.1 million impairment charge as of September 30, 2015. There is no impairment recognized in the periods presented as the determination to impair the assets was completed during the quarter ended September 30, 2015.

The company entered into an agreement with a third party firm to assist the company with the divestiture of its commercial operations including identifying potential acquirers. Pursuant to the terms of the agreement, in the event the company successfully completes a divestiture through the sale of its commercial operations to a third-party, the company is obligated to pay a success fee to the third party firm in an amount up to $900,000 of cash consideration received, 5% of realized future revenue and payment streams, as well as reimbursement for reasonable out-of-pocket expenses.

The company has also entered into compensatory arrangements related to the divestiture of our commercial business with certain members of commercial management. Under the terms of these arrangements, if the company meets certain sales and margin numbers in the fourth quarter of 2015 and successfully completes a divestiture through sale of its commercial operations to a third-party, the company may pay a retention fee to the three employees in a combined total amount equal to the lesser of $400,000 or 3% of cash consideration received as upfront payment in the transaction, with payment to each employee portion conditioned on his or her continued employment through the closing date of such a divestiture of one or both products and satisfaction of other terms. These employees may also receive severance payments equal to one month’s salary for between four and seven months in event the divestiture does not result in continued employment with the acquirer.

The following table presents a reconciliation of the carrying amounts of assets and liabilities of the commercial operations to assets held for sale in the balance sheets (in thousands):

	2014	2013
Carrying amounts of assets included as part of discontinued operations:
Accounts receivable	$1,535	$3,683
Inventories	655	386
Prepaid expenses and other current assets	1,747	1,269
Equipment and furnishings, net	270	351
Abstral rights, net	14,533	14,979
Zuplenz rights	8,101	—
Goodwill	172	—
Total current assets held for sale	27,013	20,668

Carrying amounts of liabilities included as part of discontinued operations:
Accounts payable	$385	$753
Accrued expenses and other current liabilities	6,784	3,858
Total current liabilities held for sale	$7,169	$4,611

GALENA BIOPHARMA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

The following table represents the components attributable to the commercial business in 2014 and 2013 and the spin-off of RXi in 2012 that are presented in the consolidated statements of comprehensive loss as discontinued operations (in thousands):

	2014	2013	2012
Net revenue	$9,319	$2,487	$—
Cost of revenue	(1,403)	(520)	—
Amortization of certain acquired intangible assets	(440)	(131)	—
Research and development	(680)	(651)	(1,325)
Selling, general, and administrative	(15,118)	(6,536)	(293)
Non-operating income (expense)	—	—	(26)
Loss from discontinued operations	$(8,322)	$(5,351)	$(1,644)

The following table presents significant operating non-cash items and capital expenditures related to discontinued operations (in thousands):

	2014	2013
Depreciation and amortization	$527	$166
Stock-based compensation	$721	$223
Purchases of property and equipment	$—	$(385)
Cash paid for acquisition of Abstral rights	$—	$(15,143)
Cash paid for acquisition of Zuplenz rights	$(3,056)	$—

There no significant operating non-cash items or capital expenditures related to discontinue operations in 2012.

21. Subsequent Events

The company evaluated all events or transactions that occurred after December 31, 2014 up through the date these financial statements were issued. Other than as disclosed elsewhere in the notes to the condensed consolidated financial statements, the company did not have any material recognizable or unrecognizable subsequent events.

March 2015 Underwritten Public Offering - On March 18, 2015 the company closed an underwritten public offering of 24,358,974 units at a price to the public of $1.56 per unit for gross proceeds of $38 million (the "March 2015 Offering"). Each unit consists of one share of common stock, and a warrant to purchase 0.50 of a share of common stock at an exercise price of $2.08 per share. The March 2015 Offering included an over-allotment option for the underwriters to purchase an additional 3,653,846 shares of common stock and/or warrants to purchase up to 1,826,923 shares of common stock. On March 18, 2015, the underwriters exercised their over-allotment option to purchase warrants to purchase an aggregate of 1,826,923 shares of common stock. On April 10, 2015, the underwriters exercised their over-allotment option to purchase 3,653,846 shares of common stock for additional net proceeds of $5.4 million. The total net proceeds of the March 2015 Offering, including the exercise of the over-allotment option to purchase the warrants, were $40.8 million, after deducting underwriting discounts and commissions and offering expense payable by the company.

GALENA BIOPHARMA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Adoption of Compensatory Plan - On June 19, 2015, at our 2015 Annual Meeting of stockholders (the “Annual Meeting”), our stockholders approved an amendment (the “Amendment”) to our Amended and Restated 2007 Incentive Plan, as amended (as so amended, the “2007 Plan”), to increase the number of shares of our common stock reserved for issuance under the 2007 Incentive Plan by 10,000,000 shares of our common stock to a total of 26,500,000 shares. The Amendment previously had been approved by our board of directors on April 17, 2015, subject to stockholder approval. The Amendment became effective immediately upon stockholder approval at the Annual Meeting.
Increase to Number of Shares of Common Stock Authorized for Issuance - On June 19, 2015, at our 2015 Annual Meeting of stockholders (the “Annual Meeting”), our stockholders approved an amendment (the “Amendment”) to our Amended and Restated Certificate of Incorporation to increase the number of shares of common stock authorized for issuance by 75,000,000 shares, to a total of 275,000,000 shares.
ANDA Litigation - On October 23, 2015, Orexo AB (“Orexo”) and Galena Biopharma, Inc. (the “Company”) entered into a settlement and license agreement with Actavis Laboratories FL, Inc. (“Actavis”) to resolve pending patent litigation brought by the Orexo against Actavis involving Abstral® (fentanyl) sublingual tablets. The pending patent litigation was filed by Orexo in the U.S. District Court for the District of New Jersey in response to Actavis’ submission of an Abbreviated New Drug Application (“ANDA”) to the U.S. Food and Drug Administration (“FDA”), seeking marketing approval for a generic version of Abstral. As a result of the settlement and license agreement, Actavis will be permitted to enter the market with a generic or authorized generic version of Abstral in the United States June 2018 or earlier under certain circumstances. The Court has entered an order dismissing with prejudice the litigation against Actavis. Details of the settlement are confidential, and the parties have submited the agreement to the Federal Trade Commission and the Department of Justice, as required by federal law. The expiration date for the latest expiring Abstral patent listed in the FDA’s Orange Book is September 2019.

Discontinued Operations (see also Note 20) - As part of the company's strategic objective to focus its resources on its development pipeline, our management and board of directors decided and committed to pursue a plan to sell or otherwise divest the company’s commercial business during the third quarter of 2015. The Company met the relevant criteria for reporting the commercial operations as held for sale as of September 30, 2015, and as a result, assessed the commercial asset group for impairment pursuant to ASC Topic 360, Property, Plant, and Equipment. The net carrying value of the commercial asset group was compared to its fair value as of September 30, 2105. The Company determined that the fair value using a risk adjusted net present value of deal consideration received from bids from potential acquirers. The Company determined that the carrying value exceeded its fair value and as a result recorded an $8.1 million impairment charge on assets classified as held for sale in the quarterly period ended September 30, 2015.

Sale of Abstral and related assets - On November 19, 2015, Galena Biopharma, Inc. (the “Company”) and Sentynl Therapeutics Inc., a Delaware corporation (“Sentynl”), entered into and closed upon an Asset Purchase Agreement (the “Purchase Agreement”), pursuant to which the Company agreed to sell to Sentynl and Sentynl agreed to purchase from the Company, certain assets of the Company related to and including its Abstral® (fentanyl) sublingual tablets product (“Abstral”). The assets sold and assigned to Sentynl pursuant to the Purchase Agreement included all of the Company’s rights and interests in the Asset Purchase Agreement by and between the Company and Orexo AB (“Orexo”) dated March 15, 2013, and the License Agreement by and between the Company and Orexo dated March 18, 2013 (collectively, the “Orexo Agreements”). The Company’s future obligations under the Orexo Agreements were assumed by Sentynl pursuant to such assignment. The Purchase Agreement further provides that the Company will continue to be responsible for any pre-closing liabilities and obligations related to Abstral, as well for certain channel liabilities related to Abstral for a period of time post-closing.

The total potential consideration payable to the Company under the Purchase Agreement is $12 million, comprised of an $8 million upfront payment and up to an aggregate of $4 million in future sales milestones based on certain net sales achievements by Sentynl.

The Purchase Agreement also includes customary representations, warranties, covenants and indemnities by Sentynl and the Company. The above description of the material terms and conditions of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement.

GALENA BIOPHARMA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Litigation Settlement - On December 3, 2015, the Company agreed in principle to resolve and settle the consolidated shareholder derivative action, captioned In re Galena Biopharma, Inc. Derivative Litigation, Civil Action No. 3:14-cv-00382-SI, currently pending in the United States District Court for the District of Oregon against the Company and/or certain of its current and former officers and directors. The agreement in principle was reached in connection with a voluntary mediation held to explore a possible settlement of both the shareholder derivative action and a putative securities class action that is discussed below.

The settlement will not become effective until approved by the Court. The settlement includes a payment of $15 million in cash by the Company's insurance carriers, which the Company will use to fund a portion of the class action settlement, and cancellation of 1,200,000 director stock options. The settlement also will require that the Company implement certain corporate governance measures and will provide that the plaintiffs' counsel may apply to the court for an award of attorneys’ fees and expenses up to $5 million. Any fees and expenses awarded by the court to the plaintiffs’ counsel will be paid by one of the Company’s insurance carriers. The settlement will not include any admission of wrongdoing or liability on the part of the Company or the individual defendants and will include a full release of the Company and the current and former officers and directors in connection with the allegations made in the consolidated federal derivative actions and state court derivative actions.

In addition, on December 3, 2015, the Company agreed in principal to resolve and settle the securities putative class action lawsuit, In re Galena Biopharma, Inc. Securities Litigation, Civil Action No. 3:14-cv-00367-SI, pending against the Company, certain of its current and former officers and directors, and other defendants in the United States District Court for the District of Oregon. The agreement, which is subject to shareholder notice and Court approval, provides for a settlement payment of $20 million to the class and the dismissal of all claims against the Company and the current and former officers and directors in connection with the consolidated federal securities class actions. Of the $20 million settlement payment to the class, $16.7 million will be paid by the Company’s insurance carriers under the insurance policies and $3.3 million will be paid by the Company through a combination of $2.3 million in cash and $1 million in shares of the Company’s common stock. The Company will be responsible for defense costs and any settlements or judgments incurred for any related opt out lawsuits.

The information included in the Legal Proceedings section of Note 8 does not reflect the litigation settlement as described above.